                                                                   EXHIBIT 10.10





                            ASSET PURCHASE AGREEMENT


                           DATED AS OF JULY 15, 1996


                                    BETWEEN


                    FRONTIERVISION OPERATING PARTNERS, L.P.


                                      AND


             AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

                               TABLE OF CONTENTS


Section                                         Heading                                                        Page
- -------                                         -------                                                        ----
                                               ARTICLE I
                                       PURCHASE AND SALE OF ASSETS
                                      AND ASSUMPTION OF LIABILITIES
                                      -----------------------------

1.01        Definitions       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
1.02        Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
1.03        Consideration     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
1.04        Adjustment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
1.05        The Closing       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          21
1.06        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22
1.07        Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23
1.08        Sales Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
1.09        Bankruptcy Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . .          25


                                                ARTICLE II
                                             RELATED MATTERS
                                             ---------------

2.01        Use of Seller's Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26
2.02        Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26


                                               ARTICLE III
                                 REPRESENTATIONS AND WARRANTIES OF SELLER
                                 ----------------------------------------

3.01        Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
3.02        Authorization     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
3.03        No Violation      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
3.04        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
3.05        Interim Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
3.06        Seller Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
3.07        Title to Properties, Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28
3.08        The Sale Assets; Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          29
3.09        Taxes             . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
3.10        CATV Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31
3.11        Litigation        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
3.12        Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
3.13        Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
3.14        FCC and Copyright Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
3.15        Employee Agreements and Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34

Section                                         Heading                                                        Page
- -------                                         -------                                                        ----
3.16        Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
3.17        Labor Unions      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
3.18        EBS's; Rates and Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
3.19        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35





                                      (ii)

Section                                          Heading                                                       Page
- -------                                          -------                                                       ----
3.20        Knowledge of Buyer's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
3.21        Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
3.22        No WARN Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
3.23        Other CATV Plant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
3.24        Insurance and Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
3.25        Bankruptcy        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
3.26        Act of God        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
3.27        Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37


                                                ARTICLE IV
                                 REPRESENTATIONS AND WARRANTIES OF BUYER
                                 ---------------------------------------

4.01        Partnership Formation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
4.02        Authorization     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
4.03        No Violation      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
4.04        Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
4.05        Qualification     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
4.06        Financing         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39


                                                ARTICLE V
                                           COVENANTS OF SELLER
                                           -------------------

5.01        Full Access       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
5.02        Primary Transfer Consents and
              Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          40
5.03        Supplements       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
5.04        Antitrust Laws    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
5.05        Covenant to Satisfy Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
5.06        Employee Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          41
5.07        No-Shop Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
5.08        Delivery of Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
5.09        Additional Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
5.10        Financing Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
5.11        Bankruptcy Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
5.12        Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
5.13        Versailles Headend Parcel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
5.14        Retransmission Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
5.15        Carrollton, KY Antenna Tower Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48


                                                ARTICLE VI
                                            COVENANTS OF BUYER
                                            ------------------

6.01        Antitrust Laws    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
6.02        Cooperation       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49





                                     (iii)

Section                                         Heading                                                        Page
- -------                                         -------                                                        ----
6.03        Financing Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49
6.04        Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49
6.05        Covenant to Satisfy Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49

                                               ARTICLE VII
                                   CONDITIONS TO OBLIGATIONS OF SELLER
                                   -----------------------------------

7.01        Performance       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50
7.02        Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50
7.03        No Governmental Proceeding or Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .          50
7.04        No Injunction     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50
7.05        HSR Act Waiting Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50
7.06        Consents Obtained . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.07        Purchase Price    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.08        Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.09        Indemnification Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.10        Good Standing     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.11        Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.12        Opinion of Buyer's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
7.13        Holdover Assets Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52
7.14        Order Approving Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52


                                               ARTICLE VIII
                                    CONDITIONS TO OBLIGATIONS OF BUYER
                                    ----------------------------------

8.01        Performance       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52
8.02        Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52
8.03        No Governmental Proceeding or Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .          52
8.04        No Injunction     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.05        HSR Act Waiting Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.06        Consents Obtained . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.07        Assignment Agreement and Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.08        Indemnification Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.09        Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
8.10        Good Standing     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.11        Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.12        Opinions of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.13        Holdover Assets Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.14        Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.15        UCC, Tax and Judgment Searches; Releases  . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.16        CATV Franchises, FCC Licenses, Contracts,
              Business Records, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
8.17        Order Approving Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55

                                                ARTICLE IX
                                        CONDUCT OF CATV OPERATIONS
                                           PENDING THE CLOSING
                                           -------------------





                                      (iv)

Section                                         Heading                                                        Page
- -------                                         -------                                                        ----
9.01        Ordinary Course of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
9.02        Organization      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
9.03        Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          55
9.04        Contracts         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.05        CATV Franchises and FCC Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.06        Insurance         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.07        Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.08        Payment of Tax Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.09        No Rate Increases or
              Channel Line-Up Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
9.10        Capital Expenditures; Winchester Rebuild  . . . . . . . . . . . . . . . . . . . . . . . . .          56


                                                ARTICLE X
                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                                ------------------------------------------

10.01       Survival of Undertakings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57
10.02       Agreement to Indemnify by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
10.03       Procedure         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          62
10.04       Agreement to Indemnify by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          63
10.05       Administrative Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          64


                                                ARTICLE XI
                                               TERMINATION
                                               ------------

11.01       Methods of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          64
11.02       Procedure upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          65
11.03       Topping Fee       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          65


                                               ARTICLE XII
                                   HOLDOVER ASSETS; SUBSEQUENT CLOSINGS
                                   ------------------------------------

12.01       Closing           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          66
12.02       Subsequent Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          67
12.03       Final Closing     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          69
12.04       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
12.05       Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71


                                               ARTICLE XIII
                                         MISCELLANEOUS PROVISIONS
                                         ------------------------

13.01       Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
13.02       Waiver of Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
13.03       Expenses, Transfer Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
13.04       Notices           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          72
13.05       Assignment        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          73





                                      (v)

Section                                           Heading                                                      Page
- -------                                           -------                                                      ----
13.06       Third Parties     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          73
13.07       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          73
13.08       Publicity         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          74
13.09       Interpretation    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          74
13.10       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          74
13.11       Counterparts      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          75
13.12       Governing Law     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          75
13.13       Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          75
13.14       Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          75





                                      (vi)

                               INDEX TO EXHIBITS

         Heading                                                                                          Exhibit
         -------                                                                                          -------
         Assignment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         A
         Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         B
         Bill of Sale      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         C
         Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         D
         Indemnification Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         E
         Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F
         Form of Franchise Transfer Consent and Other Consents . . . . . . . . . . . . . . . . . . .         G
         Form of Estoppel Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         H
         Opinion of Counsel to Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         I
         Opinions of Counsel to Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         J


                         ==============================


                               INDEX TO SCHEDULES

         Schedule                          Heading
         --------                          -------
         Schedule 1.01(i)  . . . . . . . . Major Marketing Activities for Basic Subscriber Acquisition
         Schedule 1.01(ii) . . . . . . . . Budgeted Revenues (1996)
         Schedule 1.01(iii)  . . . . . . . Excluded Assets
         Schedule 3.01     . . . . . . . . Trade Names and Offices
         Schedule 3.03     . . . . . . . . Seller Violations/Defaults
         Schedule 3.07     . . . . . . . . Title Matters
         Schedule 3.08(i)  . . . . . . . . Tangible Personal Property
         Schedule 3.08(ii) . . . . . . . . Real Property
         Schedule 3.08(iii)  . . . . . . . The CATV Systems; Bandwidth
         Schedule 3.10(i)  . . . . . . . . CATV Franchises
         Schedule 3.10(ii) . . . . . . . . FCC Licenses
         Schedule 3.10(iii)  . . . . . . . Contracts
         Schedule 3.11     . . . . . . . . Litigation
         Schedule 3.12     . . . . . . . . Consents and Approvals
         Schedule 3.13     . . . . . . . . Compliance with Law
         Schedule 3.14     . . . . . . . . FCC and Copyright Compliance
         Schedule 3.15(i)  . . . . . . . . Employee Agreements and Plans
         Schedule 3.15(ii)   . . . . . . . Employee Information
         Schedule 3.18     . . . . . . . . EBS's; Rates and Charges
         Schedule 3.21     . . . . . . . . Transactions with Affiliates
         Schedule 3.23     . . . . . . . . Other CATV Plant
         Schedule 3.24     . . . . . . . . Insurance and Bonds
         Schedule 5.02     . . . . . . . . Other Consents
         Schedule 9.03     . . . . . . . . Certain Changes

                            ASSET PURCHASE AGREEMENT


                          This ASSET PURCHASE AGREEMENT dated as of July 15,
1996 between FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership ("Buyer") and AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC., a Delaware corporation ("Seller"), sets forth the terms and conditions upon which Seller shall sell and convey to Buyer, and Buyer shall purchase and acquire from Seller, substantially all of the property, assets, goodwill and business as a going concern related to the cable television systems owned and operated by Seller in the Commonwealth of Kentucky and the State of Indiana.

                          In consideration of the mutual covenants and
agreements contained herein, and intending to be legally bound hereby, Buyer and Seller hereby covenant and agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

        1.01  Definitions.  For all purposes of this Agreement:

                     "Accounts Receivable" means all amounts
               due from or on behalf of any person with respect to any goods or services (including, without limitation, any CATV programming services, advertising services, antenna tower space rentals, etc.) provided by any CATV System to such person prior to the Adjustment Time.

                     "Adjustment Time" means 11:59 p.m. (New York City time) on the calendar day immediately preceding the Closing Date or, in the event that a Late Transfer shall occur, then 11:59 p.m. (New York City time) on the Closing Date.

                     "Act of God" means any storm, flood, hurricane, tornado,
               fire, accident, explosion, civil disturbance, labor unrest, casualty, drought, riot, condemnation, act of public force, sabotage, war or act of God.

                     "Actual Revenues" means, at any date, Seller's actual
               aggregate revenues from the operation of the CATV Systems, as determined in accordance with generally accepted accounting principles, for the period from January 1, 1996 to the last calendar day of the then most recent calendar month of 1996 that shall have concluded prior to such date; provided that, for all purposes of the Pre-Closing Certificate, Actual Revenues shall be calculated for the period from January 1, 1996 to the last calendar day of the then most recent calendar month of 1996 that shall have concluded at least 15 calendar days prior to such date. In the determination of the foregoing revenues for any such period, there shall be added thereto any customarily recurring revenues not realized during any portion of such period subsequent to the date of this Agreement due to any Act of God or other unusual, non-recurring circumstance the revenue effects of which did not extend (or are not reasonably expected to extend) for more than 60 days.

                     "Affiliate" has the meaning prescribed by Rule 12b-2 of
               the regulations promulgated pursuant to the Securities Exchange Act.

                     "Approval Order" means an order of the Bankruptcy Court
               (other than the Confirmation Order), approving this Agreement and authorizing the sale of the Sale Assets to Buyer pursuant to
               Section 363 of the Bankruptcy Code, and including a clause affording Buyer the protection and benefit of Section 363(m) of the Bankruptcy Code.

                      "Assignment Agreement" means the assignment agreement
               delivered by Seller to Buyer pursuant to Section 8.07 hereof, in substantially the form of Exhibit A hereto.

                      "Assumption Agreement" means the instrument of assumption
               delivered by Buyer pursuant to Section 1.03(c) hereof, in substantially the form of Exhibit B hereto.

                      "Bankruptcy Code" means the United States Bankruptcy Code
               as set forth in Title 11 of the United States Code and in effect on the date of the commencement of the Bankruptcy Proceeding, together with any amendments thereto that are applicable to the Bankruptcy Proceeding.

                      "Bankruptcy Court" means the United States Bankruptcy
               Court for the District of Delaware, or any other court with jurisdiction over the Bankruptcy Proceeding.

                     "Bankruptcy Plan" means Seller's Plan of Reorganization to be filed in the Bankruptcy Proceeding.

                     "Bankruptcy Proceeding" means (i) the voluntary Chapter 11 case to be commenced by Seller in the Bankruptcy Court or (ii) any involuntary case commenced against Seller under the Bankruptcy Code.

                     "Bankruptcy Walkaway Date" has the meaning set forth in
               Section 1.05(b) hereof.

                     "Basic Subscriber" means any person who is receiving CATV
               service from any CATV System and who has rendered payment in full for at least 30 days of broadcast basic CATV service (either alone or in combination with any other CATV service) from that CATV System at that CATV System's standard rate therefor to a single household subscriber (subject to any applicable senior citizen or other standard, non-bulk discounts offered in the ordinary course of Seller's business), provided that (i) such person is not delinquent in any payment for such service and (ii) such person was not solicited by Seller within 90 days of the date of determination of the number of Basic Subscribers by any promotions, or by any discount offers, not offered in the ordinary course of Seller's business; provided further that any person who would qualify as a Basic Subscriber under the foregoing definition, but for the fact that such person shall have subscribed during November, 1996 pursuant to Seller's seventh annual "Fall Broadcast TV Campaign" (as described on Schedule 1.01(i) hereto) and shall have thereunder rendered a total payment of only $16.00 plus tax to Seller for CATV service through November 30, 1996, shall nonetheless be deemed a Basic Subscriber. A person shall be deemed to be delinquent if any part of such person's account exceeding $5.00 is more than 60 days past due from the first day of the period for which the CATV services being billed were provided.

                     "Bill of Sale" means the bill of sale delivered by Seller
               pursuant to Section 8.07 hereof, in substantially the form of Exhibit C hereto.

                     "Budgeted Revenues" means, at any date, Seller's aggregate budgeted 1996 monthly revenues as set forth on Schedule 1.01(ii) hereto for the period from Janu-ary 1, 1996 to the last calendar day of the then most recent calendar month of 1996 that shall have concluded prior to such date; provided that, for all purposes of the Pre-Closing Certificate, Budgeted Revenues shall be calculated for the period from January 1, 1996 to the last calendar day of the then most recent calendar month of 1996 that shall have concluded at least 15 calendar days prior to such date.

                     "Bulk Subscriber" means any commercial establishment
               (e.g., any hotel or motel) or multiple dwelling unit establishment (e.g., any apartment building, college dormitory, hospital, etc.) served by any CATV System that pays Seller a bulk rate for such CATV System's broadcast basic CATV service (either alone or in combination with any other CATV service), which establishment has rendered payment in full for at least 30 days of such service, provided that such establishment is not delinquent in any payment for any such service, has not requested disconnection for any reason and was not solicited by Seller within 90 days of the date of determination of the number of Bulk Subscribers by any promotions, or by any discount offers, not offered in the ordinary course of Seller's business. An establishment shall be deemed to be delinquent if any part of such establishment's account exceeding $5.00 is more than 60 days past due from the first day of the period for which the CATV services being billed were provided, provided that a Slow Pay Bulk Account shall only be deemed delinquent if any part of that respective account exceeding $5.00 is more than 90 days past due from the first day of the period for which the CATV services being billed were provided.

                     "Business Day" means any day on which The Chase Manhattan
               Bank, N.A. (or any successor bank) is officially open for business in New York City.

                     "Buyer" has the meaning set forth in the initial paragraph of this Agreement.

                     "Buyer Damages" has the meaning set forth in Section
               10.02(a) hereof.

                     "CATV" means cable television.

                     "CATV Franchises" means, at any date, the local CATV
               franchise instruments (including all amendments and renewals) issued to or held by Seller for the construction, operation and maintenance of the CATV Systems as constructed, operated and maintained at such date.

                     "CATV Instruments" means Seller's CATV Franchises,
               Contracts and FCC Licenses, collectively.

                     "CATV Operations" means all of the business and operations of Seller, as presently conducted by Seller, involving the use and operation of the Sale Assets.

                     "CATV Systems" means the CATV systems (each of which
               consists of one or more headends, distribution cables, Subscriber drops and associated electronic and other equipment) owned and operated by Seller within the Region.

                     "Closing" means the closing of the transactions
               contemplated by this Agreement.

                     "Closing Date" means the date on which the Closing occurs.

                     "Closing Date EBS Shortfall" means that number (if any) by which the Closing Date Target EBS Total exceeds the Closing Date EBS Total.

                     "Closing Date EBS Total" means the EBS Total on the
               Closing Date.

                     "Closing Date Revenues Shortfall" means the amount (if
               any) by which Seller's Budgeted Revenues at the Closing Date exceed Seller's Actual Revenues at the Closing Date.

                     "Closing Date Target EBS Total" means the Target EBS Total at the Closing Date.

                     "Closing Date Target EBS Value" means the Target EBS Value at the Closing Date.

                     "Communications Act" means the Communications Act of 1934, including the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended, and including all rules, regulations and policies thereunder.

                     "Confirmation Order" means an order of the Bankruptcy
               Court in form and substance reasonably acceptable to Buyer and Buyer's counsel confirming the Bankruptcy Plan and approving the sale of the Sale Assets to Buyer pursuant to the Bankruptcy Plan under, inter alia, Sections 105, 365, 1123 and 1129 of the Bankruptcy Code and otherwise in accordance with the terms of this Agreement.

                     "Contracts" means (i) all of Seller's contracts,
               agreements, leases (whether for real property or personalty), licenses, easements, rights-of-way, rights-of-entry, permits and other rights, instruments, authorizations and commitments, whether oral or written (but excluding any of Seller's programming license agreements, except as hereinafter otherwise specified), that are principally related to Seller's conduct of the CATV Operations and which are either (a) listed in Schedule 3.10(iii), (b) not required to be listed on Schedule 3.10(iii) by the terms of Section 3.10, or (c) entered into after the date hereof by Seller in compliance with Section 9.04, and (ii) those programming license agreements of Seller (or of any Affiliate of Seller) listed in Schedule 3.10(iii) hereof insofar, and only insofar, as those programming license agreements relate to the CATV Systems; provided that the term "Contracts" shall not include or apply to any of Seller's CATV Franchises or FCC Licenses or any of the Excluded Assets.

                     "Contract Transfer Consent" means, with respect to any
               Contract, any consent (or waiver) that Seller or Buyer is required by the terms of such Contract to obtain from any applicable party thereto for Seller's assignment or transfer of such Contract to Buyer.

                     "Disclosure Statement" means Seller's Disclosure Statement in connection with the Bankruptcy Plan to be filed in the Bankruptcy Proceeding.

                     "EBS's" means, with respect to any CATV System, (i) the
               Basic Subscribers served by that CATV System and (ii) the equivalent Basic Subscribers represented by the Bulk Subscribers served by that CATV System, which equivalent Basic Subscribers shall be calculated by dividing (x) the monthly billings, before nonrecurring charges or credits, attributable to that System's Bulk Subscribers for broadcast basic CATV service (either alone or in combination with any other CATV service) for the calendar month preceding the date on which such calculation is made, by
               (y) the full, non-discounted monthly rate charged by that CATV System for broadcast basic CATV service.

                     "EBS Adjustment" means the product of (x) the Closing Date
               EBS Shortfall (if any) times (y) the Closing Date Target EBS
               Value.

                     "EBS Total" means, at any date, (i) the aggregate total of all EBS's served by the CATV Systems at such date less (ii) that number (if any) by which the total number of EBS's for which a disconnection order is pending at that date exceeds the total number of customers for which an installation order is pending at that date (provided that such pending installation was not solicited by Seller within 90 days of the date of determination of the EBS Total by any promotions, or by any discount offers, not offered in the ordinary course of business or in connection with the "Fall Broadcast TV Campaign" (as described in the definition of "Basic Subscriber")).

                     "Environmental Law" means all existing federal, state and
               local laws, rules, regulations, ordinances, codes, orders or other requirements of law relating to the environment and the protection, cleanup, removal, remediation or pollution or other damage thereof or to public or employee health and safety, including those relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, the following laws as the same may be amended from time to time:
               (i) Clean Air Act (42 U.S.C. Section 7401, et seq.), (ii) Clean Water Act (33 U.S.C. Section 1251, et seq.), (iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.),
               (iv) Comprehensive Environmental Response Compensation Liability Act, as amended (42 U.S.C. Section 9601, et seq.) ("CERCLA"),
               (v) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.),
               (vi) Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), (vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.), (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.), and (ix) Occupational Safety and Health Act (29 U.S.C.
               Section 651, et seq.).

                     "Escrow Agent" means Fleet National Bank, or any successor thereto, in its capacity as the escrow agent under the Escrow Agreement or the Indemnification Escrow Agreement.

                     "Escrow Agreement" means the escrow agreement entered into by and among Buyer, Seller and the Escrow Agent pursuant to
               Section 1.03(a) hereof, in substantially the form of Exhibit D hereto.

                     "Escrow Amount" means, at any date, the sum of (i) the
               Escrow Deposit and (ii) all interest accrued thereon and any and all other proceeds from the investment thereof.

                     "Escrow Deposit" means $5,110,000.00, such sum being three and one-half percent (3.5%) of the Purchase Price.

                     "Excluded Assets" means those assets listed in Schedule
               1.01(iii) hereto.

                     "Extended Walkaway Date" has the meaning set forth within
               the definition of "Walkaway Date" in this Section 1.01.

                     "FCC" means the United States Federal Communications
               Commission.

                     "FCC Licenses" means, at any date, all licenses, permits
               and authorizations issued to Seller by the FCC in connection with the CATV Systems at that date.

                     "FCC License Transfer Consent" means, with respect to any
               FCC License, any FCC consent (or waiver) required for Seller's assignment or transfer thereof to Buyer.

                     "Final Order" means an order or a judgment which has not
               been reversed or stayed and as to which (i) the time to appeal or to seek review or certiorari has expired pursuant to Rule 8002 of the Federal Rules of Bankruptcy Procedure and no appeal or petition for review or certiorari is pending and (ii) the time to seek rehearing pursuant to Rule 8015 of the Federal Rules of Bankruptcy Procedure has expired and no petition for rehearing pursuant to such Rule 8015 is pending.

                     "Franchise Area" means, with respect to any CATV System,
               each separate political subdivision (i.e., each city, county or town) served by that CATV System (i) pursuant to a particular CATV Franchise or (ii) without requirement of a cable television franchise. For all purposes of this Agreement, the foregoing clause (ii) shall be deemed to encompass that portion of Garrard County served by the Richmond CATV System, that portion of Washington County served by the Lebanon CATV System, and that portion of Gallatin County served by the Warsaw CATV System.

                     "Franchise Transfer Consent" means, with respect to any
               CATV Franchise, any consent (or waiver) that Seller or Buyer is required by general statute, specific ordinance, or the terms of the respective CATV Franchise to obtain from any applicable franchising authority for Seller's assignment or transfer of such CATV Franchise to Buyer.

                     "FVI" means FrontierVision Inc., a Delaware corporation
               and the general partner of the general partner of the general partner of Buyer.

                     "FTC" means the United States Federal Trade Commission.

                     "Fund" means the Indemnification Fund.

                     "Hazardous Substances" means any pollutant, contaminant or chemical, or any industrial, toxic, hazardous or noxious substance or waste or other material or substance that is labeled or regulated as such terms are defined in any Environmental Law or that is labeled or regulated as such by any governmental authority pursuant to any Environmental Law, including without limitation (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to any Real Property or to persons in or about any Real Property or cause any Real Property to be in violation of any Environmental Laws, (b) asbestos or any asbestos-containing material, (c) polychlorinated biphenyls ("PCB's"), as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., or pursuant to Section 307 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1317), (e) "economic poison", as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance", "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C.
               Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. and (h) "hazardous waste" pursuant to the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq._or pursuant to Section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903).

                     "Holdover Assets" means, with respect to any Holdover
               Franchise Area, the tangible Sale Assets located within that Holdover Franchise Area and the intangible Sale Assets primarily applicable to the foregoing tangible Sale Assets.

                     "Holdover Assets Documentation" means (i) the Holdover
               Assets Management Agreement, (ii) the Holdover Assets Escrow Agreement, and (iii) such additional documentation, if any, as shall be entered into pursuant to Section 12.01(g) hereof.

                     "Holdover Assets Escrow Agent" means The Chase Manhattan
               Bank (National Association), as escrow agent under the Holdover Assets Escrow Agreement.

                     "Holdover Assets Escrow Agreement" means the Holdover
               Assets Escrow Agreement to be entered into by Seller, Buyer and the Holdover Assets Escrow Agent pursuant to Section 12.01(e) hereof.

                     "Holdover Assets Escrow Fund" means, at any date, the sum
               of the amount delivered by Buyer to the Holdover Assets Escrow Agent pursuant to Section 12.01(e) hereof on the Closing Date, and all interest accrued thereon and any and all other proceeds from the investment thereof, less any and all disbursements made therefrom pursuant to the Holdover Assets Escrow Agreement.

                     "Holdover Assets Management Agreement" means the Holdover
               Assets Management Agreement to be entered into by Seller and Buyer pursuant to Section 12.01(f) hereof.

                     "Holdover Franchise Area" means any Franchise Area for
               which a Franchise Transfer Consent is required but has not been obtained as of the Closing Date.

                     "HSR Act" means the Hart-Scott-Rodino Antitrust
               Improvements Act of 1976, as  amended.

                     "Indemnification Escrow Agreement" means the escrow
               agreement to be entered into by and among Buyer, Seller and the Escrow Agent pursuant to Section 10.02(d) hereof, in substantially the form of Exhibit E hereto.

                     "Indemnification Escrow Deposit" means (i) $8,030,000,
               such sum being five and one-half percent (5.5%) of the Purchase Price, less (ii) 5.5% of the amount (if any) delivered by Buyer to the Holdover Assets Escrow Agent pursuant to Section 12.01(e) hereof on the Closing Date.

                     "Indemnification Fund" means, at any date, the sum of the
               Indemnification Escrow Deposit and all interest accrued thereon and any and all other proceeds from the investment thereof, less any and all disbursements made therefrom pursuant to the Indemnification Escrow Agreement.

                     "knowledge" as applied to Buyer or Seller means the actual
               (i.e., not constructive or imputed) knowledge of any executive officer of Buyer or any officer or regional manager of Seller, as the case may be.

                     "Late Transfer" means any wire transfer(s) of the
               immediately available funds referred to in Section 1.03(b) hereof that shall result in five percent or more of the aggregate amount of those funds not being received by and credited to the respective recipient account(s) of Seller and Seller's designees on the Closing Date.

                     "Lien" means any mortgage, pledge, lien, security
               interest, conditional sales agreement, claim, charge, title defect, encroachment or other encumbrance of any nature.

                     "Material Adverse Effect" means any material adverse
               effect upon (i) the CATV Operations, the Sale Assets or Seller's financial condition or results of operations, except insofar as any such effect is attributable to any events or developments affecting the CATV industry generally, or (ii) the ability of Seller to fulfill its obligations under this Agreement, or any adverse effect upon the validity, performance or enforceability of Seller's obligations under this Agreement.

                     "Material CATV Instruments" means, with respect to any
               CATV System, each of (i) the respective CATV Franchises associated with that System, (ii) the respective headend site leases that are associated with that System, as listed on
               Schedule 3.10(iii) hereto, and the respective Indiana and City of Richmond, KY pole attachment agreements and the Kentucky tariffs listed or referenced in that Schedule, and (iii) each of the FCC Licenses associated with that System (other than any FCC License for any business radio license or TVRO registration, the FCC License Transfer Consent for which Seller reasonably expects can be obtained within 90 days after the Closing).

                     "Non-Compete Agreements" means the non-compete agreements
               delivered to Buyer pursuant to Section 8.09 hereof by Seller in substantially the form of Exhibit F-1 hereto and by Bruce A. Armstrong and Jerold S. Earl in substantially the form of Exhibit F-2 hereto.

                     "Other Consents" has the meaning set forth in Section
               5.02(a) hereof.

                     "person" means any individual or any corporation, general
               partnership, limited partnership, limited liability company, limited liability partnership, joint venture, association, or other entity.

                     "Permitted Liens" has the meaning set forth in Section
               3.07 hereof.

                     "Post-Closing Certificate" has the meaning set forth in
               Section 1.04(b)(ii)  hereof.

                     "Pre-Closing Certificate" has the meaning set forth in
               Section 1.04(b)(i)  hereof.

                     "Primary Franchise Areas Combination" means any
               combination of the Franchise Areas listed on Schedule 3.18 hereto having, in the aggregate, a number of EBS's equal to or not less than 95% of the May 15, 1996 EBS Total set forth on
               Schedule 3.18, where the number of EBS's in any Franchise Area shall be the number of EBS's set forth next to the name of that Franchise Area on Schedule 3.18 (regardless of any change in the number of EBS's in any Franchise Area, or in the foregoing May 15, 1996 EBS Total, between May 15, 1996 and the Closing Date).

                     "Primary Transfer Consents" means, at any date, (i) such
               Franchise Transfer Consents as shall permit Seller to assign or transfer to Buyer on that date such CATV Franchises as shall (in the aggregate with those Franchise Areas served by any CATV System without requirement of a cable television franchise) represent a Primary Franchise Areas Combination and (ii) as to each Franchise Area in that Primary Franchise Areas Combination, such other Transfer Consents as shall permit Seller to assign or transfer to Buyer on that date all of the tangible Sale Assets located within that Franchise Area and all of the Material CATV Instruments primarily applicable to the foregoing tangible Sale Assets; provided that no consent shall be required as to any pole attachment agreement or tariff (whether or not such agreement or tariff is a Material CATV Instrument) if the respective licensor shall offer to enter into a new pole attachment agreement with Buyer (or to qualify Buyer under, or otherwise extend to Buyer the terms of, any applicable tariff) by means of a consent or qualification in substantially the form of such licensor's current standard form therefor (without regard to whether such form shall be in substantially the same form as the respective agreement or qualification of Seller as to such licensor), the respective licensor's offer thereof to Buyer to be deemed to constitute a satisfactory consent for purposes hereof (it being agreed that nothing in this proviso shall be deemed to limit Seller's covenant under Section 5.02(a) hereof to use its reasonable efforts to obtain such consents).

                     "Purchase Price" means one hundred forty six million
               dollars ($146,000,000.00), without reference to any adjustment thereto effected (or to be effected) pursuant to Section 1.04 hereof (or, insofar as may be applicable, Section 1.09 hereof) or any reduction thereto effected (or to be effected) pursuant to Section 1.07(b) hereof.

                     "Real Property" means (i) each parcel of real property
               within the Region owned or leased by Seller, and all appurtenances, improvements and fixtures located thereon and
               (ii) that certain parcel of real property referenced as parcel #6 in Schedule 3.08(ii) (i.e., Seller's Versailles, KY headend site) and all appurtenances, improvements and fixtures located thereon.

                     "Region" means the Commonwealth of Kentucky and the State
               of Indiana.

                     "Revenues Adjustment" means the product of (x) the
               Purchase Price times (y) that fraction which has as its numerator the Closing Date Revenues Shortfall and as its denominator Seller's Budgeted Revenues.

                     "Sale Assets" means (A) those programming license
               agreements of Seller (or of any Affiliate of Seller) listed in
               Schedule 3.10(iii) hereof, insofar and only insofar as those programming license agreements relate to the CATV Systems, and
               (B) all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, including goodwill, owned and used or held for use by Seller in the operation of any CATV System, together with any additions thereto (and subject to any dispositions therefrom permitted by this Agreement) between the date of this Agreement and the Closing Date, including (i) all of Seller's CATV Franchises, Contracts and FCC Licenses, and all of Seller's intangibles, including, but not limited to, all claims and goodwill, if any, of Seller with respect to the CATV Operations;
               (ii) all tangible personalty, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including, without limitation, converters, traps, decoders, switches and fittings), "headend" (origination, signal processing and transmission) equipment, facilities, vehicles and other personal property owned and used or held for use by Seller in the CATV Operations; (iii) all realty, towers, fixtures, leasehold and other interests in real property owned and used or held for use by Seller within the Region (including the Real Property); (iv) all books and records of Seller which are solely related to the CATV Operations, and (v) all Accounts Receivable; provided that the Sale Assets shall not include, and Buyer shall not acquire any interest in, any of the Excluded Assets.

                     "Schedules" means the Schedules hereto.

                     "SEC" means the United States Securities and Exchange
               Commission.

                     "Securities Act" means the Securities Act of 1933, as
               amended.

                     "Securities Exchange Act" means the Securities Exchange
               Act of 1934, as amended.

                     "Seller" has the meaning set forth in the initial
               paragraph of this Agreement.

                     "Seller Damages" has the meaning set forth in Section
               10.04(a) hereof.

                     "Slow Pay Bulk Accounts" shall mean the respective Bulk
               Subscriber accounts represented by (i) the Blue Grass Army Depot in Richmond, KY, (ii) the Madison State Hospital in Madison, IN, and (iii) the Howard Johnson motel in Richmond, KY (each of which three accounts is customarily a slow paying account).

                     "Subscriber" means each Basic Subscriber and each Bulk
               Subscriber.

                     "Target EBS Total" means, with respect to any date (i)
               from September 30, 1996 to and including October 30, 1996, an EBS Total of 82,800 at such date; (ii) from October 31, 1996 to and including November 29, 1996, an EBS Total of 83,200 at such date; (iii) from November 30, 1996 to and including December 30, 1996, an EBS Total of 83,600 at such date; and (iv) from and after December 31, 1996, an EBS Total of 84,000 at such date.

                     "Target EBS Value" means, at any date, the dollar amount
               that results from dividing the Purchase Price by the Target EBS Total at that date.

               "Tax Code" means the Internal Revenue Code of 1986, as amended.

                     "Transfer Consents" means, with respect to any Franchise
               Area, all of the respective Franchise Transfer Consents, FCC License Transfer Consents and Contract Transfer Consents with respect to such Franchise Area and the tangible Sale Assets located therein.

                     "Walkaway Date" means December 31, 1996; provided that if
               the Closing shall not have occurred on or prior to December 10, 1996 either wholly or partially because one or more of the Primary Transfer Consents has not been obtained as provided herein, then either Buyer or Seller may, by written notice delivered to the other party hereto at any date after December 10, 1996 but on or prior to December 31, 1996, extend the Walkaway Date to April 30, 1997 (the "Extended Walkaway Date"), in which event the Walkaway Date shall become the Extended Walkaway Date; and provided further that either Buyer or Seller may, by written notice delivered to the other party hereto pursuant to Section 1.05(b) hereof, extend the Walkaway Date (or the Extended Walkaway Date, as the case may be) to the Bankruptcy Walkaway Date, in which event the Walkaway Date (or the Extended Walkaway Date, as the case may be) shall become the Bankruptcy Walkaway Date; provided, however, that no party then in material breach or material default of this Agreement shall be entitled to deliver any notice of an Extended Walkaway Date or Bankruptcy Walkaway Date hereunder.

The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term.

    1.02.  Purchase and Sale of Assets.

        (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Sale Assets free and clear of all Liens except Permitted Liens.

        (b) Buyer acknowledges and agrees that Seller shall not be liable for or bound in any manner by, and Buyer has not relied upon, any express or implied, oral or written information, warranty, guaranty, promise, statement, inducement, representation or opinion (whether of, by or on behalf of Seller or any officer, employee, agent or representative of Seller, or any other person) pertaining to any of the CATV Operations, CATV Systems or Sale Assets or any part thereof (including, without limitation, the physical condition of any of the CATV Systems or Sale Assets, or the uses which can be made of the same or the value thereof) or any other matter related to this Agreement, except as is expressly set forth in this Agreement or in the Exhibits and Schedules hereto or in any agreement, document, certificate or other instrument executed by Seller and delivered to Buyer pursuant to this Agreement. Buyer further acknowledges and agrees that, as to the foregoing, Seller's representations and warranties are limited to those set forth in this Agreement or in the Exhibits or Schedules hereto or in any agreement, document, certificate or other instrument executed by Seller and delivered to Buyer pursuant to this Agreement. Except as expressly set forth in this Agreement (including, without limitation, any Exhibit or Schedule hereto), Buyer agrees to accept the Sale Assets "as is, where is", without any exception or objection in respect of their condition.

   1.03.  Consideration.  Subject to the terms and conditions of this
Agreement:

        (a) Concurrently upon the execution of this Agreement by Buyer and Seller, Buyer and Seller have entered into the Escrow Agreement with the Escrow Agent, and Buyer has deposited the Escrow Deposit with the Escrow Agent to secure Buyer's timely performance and fulfillment of its obligations under this Agreement.

        (b) At the Closing, Buyer shall deliver to Seller (or to such person(s) as Seller shall designate), by wire transfer(s) of immediately available funds, the Purchase Price (i) reduced by the amount of the Escrow Amount delivered to Seller on the Closing Date, pursuant to Section 1.07(b) hereof, (ii) reduced by the amount of the Indemnification Escrow Deposit delivered to the Escrow Agent by Buyer on the Closing Date, pursuant to Section 10.02(d) hereof, and (iii) subject to adjustment on and after the Closing Date pursuant to Section 1.04 hereof.

        (c) At the Closing, Buyer shall also deliver to Seller the Assumption Agreement whereby Buyer shall unconditionally assume those obligations and liabilities of Seller which are referenced in the Assumption Agreement. It is understood and agreed by the parties hereto that Seller is to remain solely responsible for any obligations and liabilities of

Seller not assumed by Buyer pursuant to the Assumption Agreement.

        (d) Buyer and Seller agree that the allocation of the Purchase Price among the Sale Assets shall be in accordance with an appraisal to be conducted and delivered to Buyer and Seller within 30 days after the Closing by a reputable appraisal firm selected and retained by Buyer, at Buyer's expense, with experience in the valuation and appraisal of cable television system assets, and such allocation shall be used by both Buyer and Seller for purposes of the reporting requirements of Section 1060 of the Tax Code, provided that not less than forty percent of the Purchase Price shall be allocated to the tangible assets among the Sale Assets and not less than thirty percent of the Purchase Price shall be allocated to franchise costs. Any adjustments to the Purchase Price required pursuant to Section 1.04 hereof shall also be allocated and reported in accordance with such appraisal and said Section 1060. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of any adjustment that comes to its attention which is proposed to be made by any federal, state or local taxing authority with respect to the allocation of the Purchase Price.

    1.04.  Adjustment of Purchase Price.

        (a) The Purchase Price shall be subject to adjustment, as of the Adjustment Time, as follows:

        (i) an increase in the Purchase Price by an amount equal to the sum of:

                 (A) 100% of the face amount of (i) all Subscriber Accounts Receivable which are 30 days or less (or, as to the Slow Pay Bulk Accounts, 90 days or less) past due from the day for which service was first provided and (ii) all advertising Accounts Receivable which are 60 days or less past due from the date of the initial invoice therefor; and

                 (B) 85% of the face amount of (i) all Subscriber Accounts Receivable which are more than 30 but less than 61 days (or, as to the Slow Pay Bulk Accounts, more than 90 but less than 121 days) past due from the day for which service was first provided and (ii) all advertising Accounts Receivable which are more than 60 but less than 91 days past due from the date of the initial invoice therefor;

                 (C) 100% of the face amount of all payments made by or on account of any miscellaneous accounts receivable, such as home shopping channel commissions, any national CATV programming services (e.g., HBO, ESPN, etc.) for coop marketing, and any lessee of space on any of Seller's antenna towers, insofar as any such payments are received by Buyer within 90 days after the Closing Date for any period prior to the Adjustment Time; and

        No adjustment to the Purchase Price shall be made on account of (i) any Subscriber Accounts Receivable which are 61 days or more (or, as to the Slow Pay Bulk Accounts, 121 days or more) past due from the day for which service was first provided or (ii) any advertising Accounts Receivable which are 91 days or more past due from the date of the initial invoice therefor.

        It is specifically understood and agreed that all unpaid amounts aggregating $5.00 or less in total in respect of customary late charges imposed by Seller, and any unpaid amount (other than any late charge) as to which there exists a bona fide dispute, with respect to any Subscriber's account shall be excluded from that Subscriber's account for purposes of determining the amount or aging of any Accounts Receivable under this Section 1.04(a).

                 (D) all prepaid expenses relating to the ownership or operation of any of the Sale Assets, which prepaid expenses shall be prorated between Seller and Buyer as of the Adjustment Time in accordance with generally accepted accounting principles and the principle that all costs, expenses and liabilities attributable to the CATV Operations for any period prior to the Adjustment Time are for the account of Seller and all costs, expenses and liabilities attributable to the CATV Operations for any period from and after the Adjustment Time are for the account of Buyer, and shall be deemed to include, without limitation, all prepaid expenses attributable to the following: real and personal property taxes and assessments levied against the Sale Assets; real and personal property rentals; pole rentals; power and utility charges; applicable franchise, copyright or other business and license fees, sales and service charges; and similar items; provided, however, that there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not assigned to and assumed by Buyer at Closing and any other obligation or liability not being assumed by Buyer at Closing pursuant to this

                 Agreement and the Assumption Agreement, including, without limitation, any obligation or liability of Seller (or of any Affiliate of Seller) (x) arising under or related to any Excluded Asset, (y) for any salaries, wages or other employee compensation or benefits relating to any employees of Seller for any period prior to the Adjustment Time or (z) for employee compensation or benefits for any period at or after the Adjustment Time relating to any employees of Seller not retained by Buyer, effective as of the Closing Date; and

        (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                 (A) all prepayments, credit balances and deposits held by Seller as of the Adjustment Time;

                 (B) all accrued and unpaid expenses relating to the ownership or operation of any of the Sale Assets (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Adjustment Time in accordance with generally accepted accounting principles and the principle that all costs, expenses and liabilities attributable to the CATV Operations for any period prior to the Adjustment Time are for the account of Seller and all costs, expenses and liabilities attributable to the CATV Operations for any period after the Adjustment Time are for the account of Buyer, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 1.04(a)(i)(D) above);

                 (C) all accrued and unpaid salary and vacation of those employees of Seller retained by Buyer as of the Adjustment Time; and

                 (D) (i) in the event of both a Closing Date EBS Shortfall and a Closing Date Revenues Shortfall, then the greater of the EBS Adjustment or the Revenues Adjustment; (ii) in the event of a Closing Date EBS Shortfall but no Closing Date Revenues Shortfall, then the EBS Adjustment; and (iii) in the event of a Closing Date Revenues Shortfall but no Closing Date EBS Shortfall, then the Revenues Adjustment.

        (b) For purposes of determining the prorations and adjustments to the Purchase Price to be made as of the Adjustment Time pursuant to Section 1.04(a) above, Seller and Buyer shall proceed as follows:

        (i) Seller shall, not less than ten nor more than twenty days prior to the Closing Date, deliver to Buyer a certificate (the "Pre-Closing Certificate") which shall set forth Seller's good faith estimate of the prorations and adjustments to the Purchase Price to be made as of the Adjustment Time pursuant to Section 1.04(a) above (on the assumption that no Late Transfer shall occur), and which shall be certified by Seller to be Seller's good faith estimate thereof as of the date delivered, together with such documentation as may reasonably support Seller's estimate set forth therein, and such other documentation and information as Buyer may reasonably request within three days after its receipt of such certificate. Not less than five days prior to the Closing Date, Buyer shall provide Seller with any objections to such Pre-Closing Certificate in writing. After considering Buyer's objections, Seller shall make such revisions to such Pre-Closing Certificate as are mutually acceptable to the parties, and shall deliver a copy of such revised Pre-Closing Certificate to Buyer not less than three days prior to the Closing Date, and the Purchase Price shall be adjusted on the Closing Date in accordance with such revised Pre-Closing Certificate. Any disagreements that may exist with respect to the Pre-Closing Certificate, if any, shall be resolved in connection with the preparation of the Post-Closing Certificate pursuant to this
        Section 1.04(b).

        (ii) Within 90 days after the Closing Date, Seller shall deliver to Buyer a certificate (the "Post-Closing Certificate") which shall set forth Seller's final determination of the prorations and adjustments to the Purchase Price to be made as of the Adjustment Time pursuant to
        Section 1.04(a) above, together with such documentation as may support Seller's determination thereof and such other documentation relating to such Post-Closing Certificate as Buyer may reasonably request.

        (iii) If Buyer shall in good faith conclude that the Post-Closing Certificate does not accurately reflect the final prorations and adjustments to the Purchase Price to be made as of the Adjustment Time pursuant to Section 1.04(a) above, then Buyer shall, within 30 days after its receipt of the Post-Closing Certificate, provide to Seller its written statement of any discrepancies believed in good faith to exist, together with such documentation as may support Buyer's determination thereof and such other documentation relating to such statement as Seller may reasonably request.

        (iv) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of any adjustments to the Purchase Price. If Buyer and Seller cannot resolve any dispute to their mutual satisfaction within 30 days after Seller's receipt of Buyer's above-specified discrepancy statement, Buyer or Seller may, following the expiration of such 30-day period, designate the New York City office of Price Waterhouse LLP (or, if such firm shall decline such designation for any reason, another nationally known independent public accounting firm agreed to by Buyer and Seller) to review the Post-Closing Certificate, Buyer's discrepancy statement and any other relevant documents and to rule upon the differences between Buyer and Seller with respect thereto. The cost of retaining such firm shall be borne one half by Buyer and one half by Seller. Such firm shall report its conclusions and ruling in writing to Buyer and Seller and such conclusions and ruling as to any adjustments to be made pursuant to this Section 1.04 shall be conclusive on all parties to this Agreement and not subject to further dispute or review.

        (v) If as a result of any resolution reached by Buyer and Seller, or any ruling made by an accounting firm, pursuant to clause (iv) above, Buyer is finally determined to owe any amount to Seller, or Seller is finally determined to owe any amount to Buyer, the obligor shall pay such amount to the other party hereto within three Business Days after such final determination.

    1.05.  The Closing.

        (a) The Closing shall take place at the offices of Baer Marks & Upham, LLP at 805 Third Avenue in New York City (or at such other location within the northeastern United States or Washington, D.C. as Buyer may designate upon at least five Business Days prior written notice to Seller) at 10:00 a.m. local time on (i) such date not earlier than September 30, 1996 as Seller shall designate upon at least 10 Business Days prior written notice to Buyer, which notice Seller shall not send prior to the later of September 15, 1996 or that date upon which each of the conditions to the Closing set forth in Sections 7.05, 7.06, 7.14 (if applicable), 8.05, 8.06 and 8.17 (if applicable) hereof shall have been satisfied or waived in accordance therewith, or (ii) such other date as the parties may mutually agree upon in writing; provided that either party hereto shall have the right to defer any such Closing Date to a date in no event later than the Walkaway Date (or the Extended Walkaway Date, as the case may be) in order that (i) such party may satisfy any of the conditions required to be satisfied by it (and not waived by the other party hereto) at or prior to the Closing or (ii) to afford Seller the opportunity to repair, restore or replace any Sale Assets lost, damaged or destroyed by or as a consequence of any Act of God if, as a consequence of that Act of God, the Closing Date EBS Shortfall would exceed 250 EBS's; provided, however, that no party then in material breach or material default of this Agreement shall be entitled to defer the Closing Date as provided in this paragraph; provided further that Buyer shall not have any right to defer any Closing Date on account of any anticipated or actual inability of Buyer to pay to Seller, on such Closing Date, the Purchase Price as adjusted pursuant to Section 1.04 above; provided further that nothing herein shall be deemed in any way to waive or limit any of Seller's or Buyer's respective obligations under Section 5.05 and Section 6.05 hereof; and provided further that no deferment of the Closing Date under this Section 1.05 shall affect either party's termination rights under Section 11.01 hereof.

        (b) Notwithstanding anything in Section 1.05(a) to the contrary, either Buyer or Seller may (by written notice delivered to the other party hereto) defer any Closing Date beyond the Walkaway Date (or the Extended Walkaway Date, as the case may be) to any date (the "Bankruptcy Walkaway Date") not later than July 31, 1997, provided that the deferring party shall not then be in material breach or material default of this Agreement and provided further that such deferring party shall then be effecting such deferral solely in order that the conditions to the Closing set forth in Sections 7.14 and 8.17 may be satisfied; and in the event of any such deferral, the applicable date set forth in Sections 11.01(c) and 11.01(e) hereof for purposes of Buyer's and Seller's right to terminate and abandon this Agreement and the transactions contemplated herein pursuant to such Sections, respectively, shall be deemed to be solely the Bankruptcy Walkaway Date.

    1.06.  Further Assurances.  From and after the Closing Date:

        (a) Seller shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively convey, transfer and assign to Buyer the Sale Assets and shall take or cause to be taken such other actions as Buyer may reasonably request in order to effectuate the intents and purposes of this Agreement.

        (b) Buyer shall from time to time, at the request of Seller and without further cost or expense to Seller, execute and deliver or cause to be executed and delivered such other instruments of assumption and performance as Seller may reasonably request in order to more effectively evidence Buyer's assumption of the obligations and liabilities of Seller pursuant to the Assumption Agreement and shall take or cause to be taken such other actions as Seller may reasonably request in order to effectuate the intents and purposes of this Agreement.

   1.07. Escrow Agreement. The parties hereto covenant and agree as follows and acknowledge that pursuant to the terms and conditions of this Agreement and the Escrow Agreement executed by and among Buyer, Seller and the Escrow Agent:

        (a) Buyer has deposited the Escrow Deposit with the Escrow Agent to secure Buyer's timely performance and fulfillment of its pre-Closing and Closing obligations under this Agreement.

        (b) At the Closing, Buyer and Seller shall cause the Escrow Agent to pay the Escrow Amount over to Seller, to be applied against the Purchase Price.

        (c) In the event that Buyer shall fail to timely perform and fulfill in any material respect any pre-Closing or Closing obligation or condition required of Buyer under this Agreement or shall breach in any material respect any of its representations or warranties contained herein, and such failure or breach of Buyer shall not be attributable to any failure of Seller to timely perform and fulfill in any material respect any pre-Closing or Closing obligation or condition required of Seller under this Agreement which obligation or condition Seller was not ready, willing and able to timely perform and fulfill, and such failure or breach shall continue for a period of seven Business Days after Buyer's receipt of written notice from Seller requesting that Buyer remedy such failure or breach (which notice from Seller shall make specific reference to Seller's rights under this Section 1.07), and Seller shall have timely performed and fulfilled (or shall have been ready, willing and able to timely perform and fulfill) in all material respects the pre-Closing and Closing obligations and conditions required of Seller under this Agreement and shall not have breached in any material respect any of its representations or warranties contained herein, then, at any date after the expiration of such seven Business Day notice period, Seller may, by written notice to Buyer and the Escrow Agent, terminate this Agreement and Seller may direct the Escrow Agent, subject in all respects to the terms of the Escrow Agreement, to promptly pay the Escrow Amount over to or at the direction of Seller (and Buyer shall cooperate with such directive and not object thereto). Any such payment to Seller shall be deemed to constitute full liquidated damages under this Agreement and, subject to Seller's receipt thereof, neither party hereto shall be deemed to have any further recourse against or liability to the other party hereto under or in connection with this Agreement or any of the transactions contemplated by this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the Escrow Amount is a fair and equitable amount to reimburse Seller for damages sustained or alleged to have been sustained due to Buyer's breach of this Agreement. If this Agreement is terminated for any reason other than as set forth in this paragraph or under any other provision of this Agreement (exclusive of Section 11.01(d)), Buyer shall be entitled to the Escrow Amount and Buyer may, by written notice to the Escrow Agent, direct the Escrow Agent, subject to the terms of the Escrow Agreement, to promptly pay the Escrow Amount over to or at the direction of Buyer (and Seller shall cooperate with such directive and not object thereto).

        (d) In the event that Seller shall fail to timely perform and fulfill in any material respect any pre-Closing or Closing obligation or condition required of Seller under this Agreement or shall breach in any material respect any of its representations or warranties contained herein, and such failure or breach of Seller shall not be attributable to any failure of Buyer to timely perform and fulfill in any material respect any pre-Closing or Closing obligation or condition required of Buyer under this Agreement which obligation or condition Buyer was not ready, willing and able to timely perform and fulfill, and such failure or breach shall continue for a period of seven Business Days after Seller's receipt of written notice from Buyer requesting that Seller remedy such failure or breach (which notice from Buyer shall make specific reference to Buyer's rights under this Section 1.07), and Buyer shall have timely performed and fulfilled (or shall have been ready, willing and able to timely perform and fulfill) in all material respects the pre-Closing and Closing obligations and conditions required of Buyer under this Agreement and shall not have breached in any material respect any of its representations or warranties contained herein, then, at any date after the expiration of such seven Business Day notice period, Buyer may, by written notice to Seller and the Escrow Agent, terminate this Agreement and Buyer may direct the Escrow Agent, subject in all respects to the terms of the Escrow Agreement, to promptly pay the Escrow Amount over to or at the direction of Buyer (and Seller shall cooperate with such directive and not object thereto). In addition, Buyer shall have the right to bring an action against Seller and pursue all remedies which it may have at law or in equity, including the right to specific performance, and the right to claim direct damages actually incurred by it as a result of a breach by Seller of this Agreement.

    1.08. Sales Procedure. The sale of the Sale Assets pursuant to this Agreement may, in Seller's sole discretion, be effected in accordance with the Bankruptcy Code pursuant to (i) Sections 105, 365, 1123 and 1129 thereof or (ii) Section 363 thereof if accomplished as provided in Section 5.11(d) of this Agreement, in either event free and clear of all Liens except Permitted Liens, and Seller agrees to specifically so state in the Bankruptcy Plan, Disclosure Statement and/or any other applicable pleadings filed with the Bankruptcy Court seeking authority to sell the Sale Assets as contemplated by this Agreement.

    1.09.  Bankruptcy Purchase Price Adjustment.

                (a) If the Adjustment Time has not occurred on or before October 31, 1996 and (1) all of the conditions to the Closing set forth in
Article VII (other than the condition set forth in Section 7.14) have either been satisfied or waived by Seller (or, with respect to any such conditions set forth in Sections 7.07 through 7.13, Buyer stands ready, willing and able to timely perform and fulfill such conditions) and (2) all of the conditions to the Closing set forth in Article VIII (other than the condition set forth in Section 8.17) have either been satisfied or waived by Buyer (or, with respect to such conditions set forth in Sections 8.07 through 8.13, 8.15 and 8.16, Seller stands ready, willing and able to timely perform and fulfill such conditions), then the Purchase Price shall be reduced as follows:

                (i) if the Adjustment Time occurs during the calendar month of November 1996, then the Purchase Price shall be reduced by the dollar amount equal to the result obtained by multiplying $300,000 by a fraction, the numerator of which is the number of calendar days in November which elapse up to and including the date on which the Adjustment Time occurs and the denominator of which is 30;

                (ii) if the Adjustment Time occurs during the calendar month of December 1996, then the Purchase Price shall be reduced by the sum of $300,000 plus the result obtained by multiplying $400,000 by a fraction, the numerator of which is the number of calendar days in December which elapse up to and including the date on which the Adjustment Time occurs and the denominator of which is 31; and

                (iii) if the Adjustment Time occurs after December 31, 1996, then the Purchase Price shall be reduced by the sum of $700,000 plus, for each calendar month (or portion thereof) that shall have elapsed after December, 1996 to and including the date on which the Adjustment Time occurs, the result obtained by multiplying (y) $500,000 divided by the total number of days of such month times (z) the number of calendar days of such month that shall have elapsed up to and including the date on which the Adjustment Time occurs.

                (b) The parties hereby agree and acknowledge that the adjustments to the Purchase Price set forth in this Section 1.09 are in addition to, and not in lieu of, any other adjustments to the Purchase Price provided for in this Agreement.

                                   ARTICLE II

                                RELATED MATTERS

     2.01. Use of Seller's Name. Buyer shall have the right for a reasonable period of time (not to exceed 90 days) following the Closing Date to continue to use within the Region the "American Cable Entertainment" name, commercial symbols, and marks currently being used by Seller in connection with the ongoing business of the CATV Operations in order to facilitate the transition in the control of the CATV Operations. As promptly as reasonably practical after the Closing Date, and in any event prior to the expiration of such 90-day period, Buyer shall discontinue in all respects the use of the "American Cable Entertainment" name, commercial symbols and marks.

     2.02.  Access to Books and Records.

               (a) Seller agrees that on and after the date hereof, during normal business hours, it shall permit Buyer and its auditors and attorneys, through their authorized representatives, to have access to and to examine all books and records of Seller reasonably related to the CATV Operations.

               (b) Buyer agrees that on and after the Closing, during normal business hours, it shall permit Seller and its auditors and attorneys, through their authorized representatives, to have access to and to examine all books and records provided by Seller to Buyer in connection with the transactions contemplated by this Agreement and reasonably related to events occurring prior to the Closing.

               (c) Each party shall direct its representatives to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 2.02. Each party agrees to preserve all files and records which are subject to this Section 2.02 for a period of three-and-one-half years after the Closing Date, provided that each party may destroy or otherwise dispose of any such records during such three-and-one-half year period after first giving 30 days' notice thereof to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    3.01. Corporate Organization. Seller is a corporation duly formed and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority, including under its Certificate of Incorporation, to carry on the CATV Operations as they are now being conducted and to own the Sale Assets. Seller is duly qualified or licensed to do business as a corporation in each State or Commonwealth to the extent that its ownership of the Sale Assets or its conduct of the CATV Operations requires such qualification. Schedule 3.01 sets forth (a) all of the fictitious and trade names which Seller has used or is currently using in connection with the CATV Operations and, to Seller's knowledge, all fictitious and trade names used by any prior owner or operator of any of the CATV Systems in the past five (5) years in connection with the business of the CATV Systems, and (b) the location of each office of Seller and, to Seller's knowledge, the location of the chief executive office of each such prior owner and operator.

    3.02. Authorization. Except as set forth in Section 3.25 following commencement of the Bankruptcy Proceeding, Seller has all requisite corporate power and authority, including under its Certificate of Incorporation, to enter into this Agreement and to carry out the transactions contemplated hereby; the execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action; this Agreement has been duly executed and delivered by Seller; and this Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

    3.03. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or Bylaws of Seller, or, except as set forth in Section 3.25 following commencement of the Bankruptcy Proceeding or as otherwise specified in Schedule 3.03,

(with or without the giving of notice, the lapse of time, or both) violate, or be in conflict with, or constitute a default under, or result in or permit the termination of, or accelerate the performance required by, or cause or permit the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Seller is a party or by which Seller is bound or to which any of the Sale Assets is subject, or violate or conflict with any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is a party or by which Seller is bound or to which any of the Sale Assets is subject, or result in the creation of any Lien upon the Sale Assets.

    3.04. Financial Statements. Seller has delivered to Buyer its audited financial statements as of December 31, 1994 and 1995 and for the years then ended, together with an unaudited balance sheet of Seller as of March 31, 1996 and an unaudited statement of operations of Seller for the three months then ended. Except in the case of those statements ending before year-end, which are subject to customary year-end adjustments and accruals and are without footnotes, the financial statements referred to in this Section 3.04 present fairly, in all material respects, the financial position and results of operations of Seller as at and for the periods set forth therein, and have been prepared in accordance with generally accepted accounting principles consistently applied. None of the financial statements referred to in this
Section 3.04 materially understates the true costs and expenses of Seller.

    3.05. Interim Operations. Since the date of the unaudited balance sheet referred to in Section 3.04 hereof, (i) the CATV Operations have been conducted in the ordinary and usual course consistent with past practice in all material respects, (ii) except as otherwise provided in this Agreement, Seller has not taken any action or entered into or otherwise become a party to any agreement to take any action which would, if taken prior to the Closing, breach any covenant contained in Article V or Article IX of this Agreement, (iii) no Material Adverse Effect has occurred and is continuing, (iv) Seller has not canceled any debts owed to or claims held by Seller with respect to the CATV Systems, except in the ordinary course of business, and (v) Seller has not suffered any material write-down in the value of any of the Sale Assets.

    3.06. Seller Subsidiaries. There does not exist, and there has never existed, any subsidiary entity of Seller.

    3.07. Title to Properties, Encumbrances. Seller is the sole and exclusive legal and equitable owner of and, except as otherwise set forth in Schedules
3.07 or 3.08(ii) hereto, has good (and as to real estate owned by Seller, marketable and fee simple, and, as to real estate leasehold interests of Seller, marketable) title to the Sale Assets free and clear of all Liens except (a) such Liens, if any, as are specified in Schedule 3.07, which Liens shall be released at or prior to Closing (or the release of which shall be fully secured by Seller at Closing at Seller's sole cost and expense by an escrow reasonably satisfactory to Buyer); (b) such imperfections of title, easements, encumbrances or restrictions, if any, as do not materially impair Seller's present use of the respective Sale Assets subject thereto or the CATV Operations; (c) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business (or deposits to obtain the release thereof), which liens (or deposits) shall be released at or prior to Closing (or the release of which shall be fully secured by Seller at Closing at Seller's sole cost and expense by an escrow reasonably satisfactory to Buyer); and (d) liens for current taxes not yet due (those items referenced in the foregoing clauses (a) and (c) which are fully secured by Seller as hereinabove provided, and those items referenced in the foregoing clauses (b) and (d), being herein collectively referred to as "Permitted Liens"). Except as otherwise specified in Schedule 3.07, no person (including any franchising authority) has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Sale Assets.

    3.08. The Sale Assets; Condition. (a) The Sale Assets (together with the Excluded Assets) constitute all property and assets reasonably necessary to conduct the CATV Operations in the manner presently conducted. Schedule 3.08(i) lists or otherwise describes all of the material items of tangible personal property included in the Sale Assets (including, with respect to such property as is leased, the name of the lessor, the rental rate and the lease term at the date of this Agreement). Schedule 3.08(ii) lists or otherwise describes all Real Property owned, leased or (with the exception of certain office space in Stamford, CT occupied by two of Seller's employees) occupied by Seller (including the location of such Real Property and, in the case of Real Property leased by Seller, the name of the lessor, the rental rate and the lease term at the date of this Agreement), all of which Real Property (with the exception of the foregoing Stamford, CT office space, which office space is not owned or leased by Seller) is included in the Sale Assets. All of Seller's CATV Systems are listed on Schedule 3.08(iii) hereto, and each of those CATV Systems is in generally good working condition for a CATV System of its age (excepting ordinary wear and tear and ordinary repairs) and is in substantial compliance with all material FCC technical requirements, including CLI (Cumulative Leakage Index) requirements, and Seller has filed all reports required to be filed with the FCC under such requirements and has made true and correct copies thereof available to Buyer for Buyer's inspection. Each of the CATV Systems has the respective bandwidth capability set forth for that System in Schedule 3.08(iii) hereto, and the Winchester system will (upon the completion of the current rebuild thereof) have a bandwidth capability of 750 MHz.

        (b) Seller has a valid leasehold interest under written leases in all of the tangible personal property that is listed on Schedule 3.08(i) as being leased by Seller. Seller has complied in all material respects with all of the material terms and conditions of such leases, and there is no existing material default by Seller or (to Seller's knowledge) the lessor under any such lease.

        (c) Seller has delivered to Buyer true and complete copies of all deeds, leases, subleases and other material instruments pertaining to the Real Property listed on Schedule 3.08(ii), including true and complete copies of any and all amendments and other modifications of such instruments. Except as otherwise disclosed on such Schedule 3.08(ii), Seller has a valid and enforceable leasehold interest under written leases or subleases in all Real Property leased or subleased by Seller. Seller has complied in all material respects with all of the material terms and conditions of such leases and subleases, and there is no existing material default by Seller or (to Seller's knowledge) the lessor under any such material lease or sublease. Except for violations that do not and will not have a material adverse effect on the use of the Real Property as presently used by Seller, (i) all buildings, towers, guy wires and anchors, earth receiving dishes and facilities are located entirely on the Real Property and (ii) the buildings and improvements on the Real Property that are used by Seller do not violate existing building codes or zoning laws. Seller's facilities located on the parcels of Real Property listed on Schedule 3.08(ii) are supplied with utilities and other services necessary for Seller's operation of such facilities, including, as applicable, gas, electricity, water, telephone, sanitary sewer and storm sewer. To Seller's knowledge, the foregoing parcels of Real Property have full legal and practical access to public roads or streets. To Seller's knowledge, there are no leases, subleases, licenses, concessions or other agreements, whether written or oral, granting to any person the right to use or occupy any of the Real Property which would materially impair the use of the Real Property as presently used by Seller.

        (d) To Seller's knowledge, in its operations of the CATV Systems, it is not infringing upon any copyrights, trademarks, trade names, service marks, service names, patents or other such intellectual property rights owned by any other person or persons.

    3.09. Taxes. Seller has filed or caused to be filed when due all United States federal income tax returns and all other national, state and local tax returns required to be filed in the United States or elsewhere to reflect the operations of

Seller, including with respect to the CATV systems, and all taxes shown on such returns (which returns are, to Seller's knowledge, true, correct and complete in all material respects) to be due have been paid.

    3.10. CATV Instruments. The CATV Instruments held by Seller and included in the Sale Assets and listed on the Schedules hereto (unless not required to be so listed by the terms of this Agreement), together with those CATV Instruments (if any) listed as Excluded Assets on Schedule 1.01(iii) hereto, constitute, in the aggregate, all of the material CATV franchise instruments, contracts, agreements, leases, licenses (including the FCC Licenses), permits and other rights, instruments, authorizations and commitments reasonably necessary to conduct the CATV Operations as presently conducted, and Seller is in material compliance with the material terms and conditions of all such CATV Instruments. In particular, (a) Seller holds all CATV Franchises necessary for the construction, operation and maintenance of the CATV Systems as constructed, operated and maintained at the date hereof, (b) the respective franchise instruments constituting those CATV Franchises are listed on Schedule 3.10(i) hereto (which list includes each of the Franchise Areas served pursuant to each such CATV Franchise, the franchising authority that is a party to each such CATV Franchise, the grant date (or the commencement date of the current term), and the current term or expiration date, for each such CATV Franchise), and (c) Seller is in material compliance with the material terms and conditions of all such CATV Franchises. Schedule 3.10(ii) hereto lists all of Seller's FCC Licenses (which list includes a description of each such FCC License, and the issue and expiration dates thereof and designates which of the FCC Licenses requires an FCC License Transfer Consent), and Schedule 3.10(iii) hereto lists all of Seller's Contracts except (a) such of Seller's Basic Subscriber subscription agreements as have been entered into in the ordinary course of business and (b) such Contracts as were entered into in the ordinary course of business and involve post-Closing Date payments or obligations of Seller, Buyer or the CATV Operations of not more than $10,000 individually and $50,000 in the aggregate. Except as otherwise disclosed in Schedule 3.10(i) or in Section 3.11 below, there is no governmental proceeding pending (or to Seller's knowledge, threatened) for the purpose of terminating any CATV Franchise. Nor is there any governmental proceeding pending (or, to Seller's knowledge, threatened) at the date of this Agreement, except as otherwise disclosed in Schedule 3.10(i) or in Section 3.11 below, for the purpose of granting any additional franchise or other instrument for the construction, operation or maintenance of any CATV system in any Franchise Area. Schedule 3.08(iii) designates which of the CATV Franchises requires a Franchise Transfer Consent. Seller has delivered to Buyer true and complete copies of all of the CATV Instruments, including all material amendments thereto. Each CATV Instrument is in full force and effect and constitutes a valid and binding obligation of and is legally enforceable against Seller and, to Seller's knowledge, the other parties thereto. No material violation of or material default under any CATV Instrument exists. Requests for formal franchise renewal under the Communications Act have been filed with the appropriate franchising authorities within 30 to 36 months prior to the expiration of each CATV Franchise. Seller has not made any commitments (oral or written) to any franchising authorities or other governmental authorities with respect to the CATV Systems other than those contained in the CATV Franchises. As of the date of this Agreement, Seller has not received any notice that any party to any Material CATV Instrument intends to terminate such Material CATV Instrument or to amend the terms thereof without the consent of Seller, to refuse to renew such Material CATV Instrument upon expiration of its term, or to renew such Material CATV Instrument upon expiration only on terms and conditions that are materially more onerous than those now existing, and Seller has no knowledge that any of the Material CATV Instruments would not be renewed by the respective third party thereto in the ordinary course. Except for the need to obtain the consents, approvals and authorizations specified in Schedules 3.10(i), 3.10(ii) and 3.10(iii) for the assignment or transfer of the Material CATV Instruments, and subject to the release of the Liens itemized in Schedule 3.07, Seller has full legal power and authority to assign to Buyer all of Seller's rights under the Material CATV Instruments in accordance with this Agreement, and (subject to obtaining the foregoing consents, approvals and authorizations) such assignment will not affect the validity, enforceability or continuation of (i) any CATV Franchise in any respect or (ii) any Material CATV Instrument other than a CATV Franchise in any material respect. Under the laws of the Commonwealth of Kentucky, Seller is not obligated (and, as at the Closing Date, Buyer will not be obligated) to have entered into, or to be a party to, any pole attachment agreement(s) with the respective owner(s) of any utility poles located within the Commonwealth of Kentucky (other than those poles owned by the City of Richmond, KY) in order to maintain the CATV Systems' respective utility pole attachments within such Commonwealth, separate and apart from Seller's (or Buyer's, as the case may be) compliance with the applicable pole attachment tariffs on file in such Commonwealth (and such incidental notification and administrative requirements or procedures as any such utility pole owner may require in connection therewith).

    3.11. Litigation. Except as otherwise disclosed in Schedule 3.11 and except for matters affecting the CATV industry in general or (to Seller's knowledge) in the Region, there is no action, suit or proceeding by or before any court or governmental or other regulatory or administrative agency or commission pending (or to Seller's knowledge, threatened) with respect to the CATV Operations, including without limitation, any (i) tax proceeding pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges, the liability for which could extend to Buyer as transferee of the CATV Operations; (ii) condemnation proceedings, lawsuits or administrative actions relating to the Real Property, or other matters affecting adversely the current use, occupancy or value thereof; (iii) infringement proceedings with respect to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other person or persons; or (iv) controversies, disputes or proceedings between Seller and any employee of Seller who engages in the CATV Operations. No claim or investigation based on any Environmental Law which relates to (i) any Real Property owned by Seller or any operations or conditions on it or (ii) to Seller's knowledge, any Real Property leased by Seller or any operations or conditions on it, (x) has been asserted or conducted in the past or is currently pending against or with respect to Seller, or, to Seller's knowledge, any other person, or (y) is, to Seller's knowledge, threatened or contemplated. Neither the Sale Assets nor Seller is subject to any judgment, order, writ, injunction, award or decree with respect to the CATV Operations. Seller has not, within the past three years, received any notice, citation or complaint from any governmental authority or any other person with respect to any of the foregoing or restricting or terminating (or purporting to restrict or terminate) any aspect of the material use and enjoyment of the Sale Assets. Except as otherwise set forth in paragraph 5 of
Schedule 1.01(iii), as of the date of this Agreement Seller has no knowledge of any existing chose(s) in action.

    3.12. Consents and Approvals. Except as otherwise disclosed in Schedules 3.10(i), 3.10(ii), 3.10(iii), 3.11 and 3.12 and subject to the requirements of the HSR Act and except as set forth in Section 3.25 following commencement of the Bankruptcy Proceeding, no consent or approval of, or designation, declaration of filing with, any governmental authority is required by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as otherwise disclosed in the preceding sentence or in Schedules 3.03, 3.10(iii) and 3.12, no material consent, approval or authorization of any other person (i.e., any person other than a governmental authority) is necessary for the consummation of the transactions contemplated hereby.

     3.13.  Compliance with Law.  Except as otherwise disclosed in Schedules
3.03 or 3.13, the CATV Operations have been conducted in material compliance with all applicable material laws, regulations and other requirements of all governmental authorities having jurisdiction over Seller with respect to the CATV Operations, and Seller is not in violation of any applicable judgment, order, writ, injunction, award or decree relating to the Sale Assets or CATV Systems, and, without limiting the foregoing, Seller has not received any notification from any governmental authority with respect to any such violation or non-compliance, provided that this Section 3.13 shall not relate to any matter addressed in Sections 3.08, 3.10, 3.14 or 3.15.

    3.14. FCC and Copyright Compliance. Except as provided in Schedule 3.14, Seller is duly authorized under applicable CATV Instruments, the Communications Act and FCC rules, regulations and orders to distribute the FM signals and off-air television broadcast signals presently being distributed to the Subscribers of the CATV Systems and to utilize all carrier frequencies generated by the CATV Systems, and is licensed or otherwise authorized to operate all the facilities required by law to be licensed or authorized, including without limitation any business radio and any cable television relay service ("CARS") system, being operated as part of the CATV Operations, except where any such failure of Seller to be so authorized or licensed has not had a material adverse effect on any CATV System. Except as provided in Schedule 3.14, Seller's conduct of the CATV Operations and of any FCC-licensed facility used in conjunction with Seller's conduct of the CATV Operations has been, and is, in material compliance with the Communications Act, and Seller has not received any formal written notice of any claimed default or violation with respect to any CATV Operations. Seller has timely filed all required material reports with the FCC. Except as otherwise disclosed in Schedule 3.14, Seller has filed, pursuant to Section 111 of the Copyright Act and the rules, regulations, policies and orders of the United States Copyright Office, all notices, statements of account, supplements and other documents required to be filed with the United States Copyright Office with respect to the CATV Systems for the periods during which such CATV Systems have been operated or owned by Seller, and Seller has made all payments shown therein to be due. There is no inquiry, claim, action or demand pending (or, to Seller's knowledge, threatened) before the United States Copyright Office which questions the copyright filings or payments made by Seller with respect to the CATV Systems.

    3.15. Employee Agreements and Plans. Schedule 3.15(i) contains a true and complete list of all plans and agreements, including employment agreements (but excluding any employment, incentive compensation or bonus agreements or other such arrangements between Seller, on the one hand, and any of Seller's executive officers or regional management, on the other hand, the provisions of which agreements or arrangements are confidential and in respect of which Buyer will have no liability on or after the Closing Date), severance agreements and indemnification agreements and arrangements, to which Seller is a party at the date of this Agreement under which Seller provides benefits to current employees of Seller engaged in the CATV Operations (exclusive of those officers and employees of Seller located at Seller's corporate office in Stamford, CT), including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans"). All of the Plans are written Plans and true and complete copies of all of the Plans have been delivered or made available to Buyer. Except as disclosed in Schedule 3.15(i), there are no commitments to amend any of those Plans. Schedule 3.15(ii) (which, due to the confidential nature of the salary information set forth therein, is not attached hereto but has been delivered to Buyer separately and is incorporated herein by reference) lists all employees of Seller (exclusive of those officers and employees of Seller located at Seller's corporate office in Stamford, CT), together with each such employee's respective date of initial employment, present title and work assignment, present annual salary, and the date and percentage of his or her most recent salary increase.

    3.16. Brokers and Finders. Except for Waller Capital Corporation ("Waller") and the brokerage fee due Waller in connection with the transactions contemplated by this Agreement (which brokerage fee will be paid by Seller), Seller has not employed any broker or finder, including any broker or finder retained pursuant to Section 327 of the Bankruptcy Code, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    3.17.  Labor Unions.   Seller is not a party to any collective bargaining
agreement with respect to any of the CATV Operations.  To Seller's knowledge,
(i) none of the employees of Seller engaged in the CATV Operations is presently a member of any labor union related to his or her employment in the CATV Operations and (ii) no labor union has filed a petition for representation of any of the employees of Seller with respect to any employee's employment in the CATV Operations.

    3.18. EBS's; Rates and Charges. Schedule 3.18 sets forth, with respect to each Franchise Area in each CATV System, the number of Basic Subscribers, Bulk Subscribers and EBS's in such Franchise Area as of May 15, 1996. Schedule 3.18 also lists all of Seller's standard, non-discounted, non-bulk CATV rates and charges for each Franchise Area in each CATV System at the date of this Agreement, together with all discounts offered or applied to all such rates and charges.

    3.19. Environmental Matters. The CATV Operations are in material compliance with all material Environmental Laws, and to Seller's knowledge the CATV Systems have previously been operated in material compliance with all material Environmental Laws. Except as could not be reasonably expected to result in material liability under any Environmental Law, Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly or undertaken or caused to be undertaken any other activities relating to the Real Property, which would support a claim or cause of action under any Environmental Law, and, to Seller's knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other person has committed or suffered any of the foregoing. To Seller's knowledge, no release of Hazardous Substances outside any Real Property has entered or threatens to enter any such Real Property. To Seller's knowledge, (a) no underground storage tank is currently located on any Real Property, or has been removed therefrom, (b) no Real Property has been or is being used as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes (with the exception of any prior user's use of the facility that currently serves as Seller's office in the City of Madison, IN, which facility was apparently used at one time as an automobile and tire service facility), (c) no building or other structure on any Real Property contains friable asbestos, and (d) there are no incinerators or cesspools on the Real Property (with the exception of that certain incinerator on or adjacent to the Real Property leased by Seller from the City of Paris, KY) and all waste generated on the Real Property is discharged into a public sanitary sewer system or otherwise in accordance with applicable federal, state and local laws, rules and regulations. Seller has provided to Buyer copies in its possession of (a) all studies, reports or surveys relating to the presence or alleged presence of Hazardous Substances at or on any Real Property, (b) all notices or other written materials that were received from any governmental authority having power to administer or enforce any Environmental Laws relating to any violations of Environmental Laws in respect of any Real Property or activities at any Real Property and (c) all notices of any claim by any private party of any violation under any Environmental Law with respect to any Real Property.

    3.20. Knowledge of Buyer's Representations. Seller has no knowledge that any representation or warranty of Buyer is untrue in any material respect.

    3.21.  Transactions with Affiliates.  Except as disclosed on Schedule 3.21,
(i) Seller has not been involved in any business arrangement or relationship relating to the CATV Systems with any Affiliate of Seller and (ii) no Affiliate of Seller owns any property or right, tangible or intangible, which is used in the CATV Operations.

    3.22. No WARN Obligation. Provided that Buyer shall comply with its obligations under Section 5.06 hereof, then no notices to employees of Seller engaged in the CATV Operations shall be required under the federal Worker Adjustment and Retraining Notification Act as a result of the transactions contemplated hereby.

    3.23. Other CATV Plant. Except as otherwise disclosed in Schedule 3.23, as of the date of this Agreement to Seller's knowledge (i) the CATV Systems are the only cable television systems, multichannel multipoint distribution service or other multichannel video programming service (other than any direct broadcast satellite service) providing multichannel video programming service, or offering to provide multichannel video programming service, to the single family dwellings being served by the CATV Systems within the Franchise Areas and (ii) no other CATV franchises or other franchises, licenses or authorizations have been issued, and no applications for such franchises, licenses or other authorizations are pending, which would permit any third person to provide multichannel video programming service (other than any direct broadcast satellite service) to any such single family dwellings.

    3.24. Insurance and Bonds. Schedule 3.24 sets forth a true and complete list of all insurance policies of Seller that insure any part of the Sale Assets or the CATV Operations, all of which insurance policies are in full force and effect. Seller currently has in full force and effect the performance, surety or other bonds listed on Schedule 3.24, which to Seller's knowledge represent all such bonds required under the CATV Franchises or Contracts, except where the requirement has been waived by the grantor or other party to any such CATV Franchise or Contract as set forth in Schedule 3.24.

    3.25. Bankruptcy. In the event of the commencement of the Bankruptcy Proceeding, the representations and warranties of Seller contained in this
Article III shall be subject to and qualified by the requirements imposed under the Bankruptcy Code and by the Bankruptcy Court. Nothing contained in this
Section 3.25 shall be deemed to impair, limit or modify Seller's obligations under this Agreement.

    3.26. Act of God. As of the date of this Agreement, no Act of God or any other circumstance has occurred or arisen that would result in the second sentence of the definition of "Actual Revenues" being applicable to the determination of Actual Revenues.

    3.27. Representations. No representation or warranty made by Seller in this Agreement or in any certificate, document, agreement or other instrument furnished or to be furnished by Seller pursuant hereto contains any untrue statement of a material fact.





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
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                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:

    4.01. Partnership Formation. Buyer is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has all requisite partnership power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and Buyer will be duly qualified or licensed on the Closing Date to do business as a limited partnership in each State or Commonwealth included in the Region to the extent that its ownership of the Sale Assets or its conduct of the CATV Operations on or immediately after the Closing Date will require such qualification or licensing.

    4.02. Authorization. Buyer has all requisite partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required partnership action, and this Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

    4.03. No Violation. Subject to the applicable requirements imposed under the Bankruptcy Code and by the Bankruptcy Court following commencement of the Bankruptcy Proceeding, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of Buyer's Certificate of Limited Partnership or partnership agreement, or violate, or be in conflict with, or constitute a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, to which Buyer is bound.

    4.04. Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

    4.05. Qualification. To Buyer's knowledge, no facts exist which would, under present federal or state law, or under the present rules, regulations and policies of the FCC, or under any CATV Instrument, disqualify Buyer from acquiring any of the Sale Assets. In the event that Buyer becomes aware of any such facts, it shall promptly notify Seller in writing thereof and use its reasonable, good faith efforts to prevent any such disqualification.

    4.06. Financing. Buyer has the financial capability to consummate the transactions contemplated by this Agreement, and Buyer understands that under the terms of this Agreement Buyer's consummation of those transactions is not in any way contingent upon or otherwise subject to (i) Buyer's consummation of any financing arrangements or Buyer's obtaining of any financing or (ii) the availability, grant, provision or extension of any financing to Buyer , it being understood that Seller's sole remedy for Buyer's breach of this Section
4.06 shall be pursuant to Sections 1.07(c) and 11.01(d) hereof (if available to Seller in accordance with the terms of said Sections) with the consequent effects described therein.


                                   ARTICLE V

                              COVENANTS OF SELLER

    Seller hereby covenants and agrees with Buyer as follows:

    5.01. Full Access. Seller shall afford to Buyer, its counsel, accountants, investors, lenders, financial advisors, engineers and consultants and other representatives full access to the plants, offices, warehouses, properties, books and records of Seller relating to the CATV Operations in order that Buyer may have the opportunity to inspect the affairs of Seller relating to the CATV Operations and conduct such other due diligence as Buyer shall reasonably request, provided that any such inspection shall be conducted only after reasonable prior notice and then only in such a manner as not to unreasonably interfere with the operation of the business of Seller. Seller shall cause its officers and accountants to furnish all available financial and operating data and other information and copies of documents relating to the CATV Operations or relating to the Bankruptcy Proceeding as Buyer shall from time to time reasonably request. Without limiting the foregoing, if requested by Buyer, Seller shall give Buyer and any environmental engineers and consultants acting on behalf of Buyer, such access to the sites and facilities relating to the CATV Operations as is reasonably required to permit such engineers and consultants to conduct the physical on-site inspections and prepare the environmental surveys and assessments with respect to such sites and facilities as Buyer or its lenders shall reasonably request. No inspection, review, examination or investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement or any of Buyer's remedies under this Agreement, at law or equity or otherwise.

    5.02.  Primary Transfer Consents and Estoppel Certificates.

        (a) Seller shall use its reasonable efforts to obtain at the earliest practicable date (and in any event prior to Closing), and at its sole cost and expense, all of the Transfer Consents in the following form and without any conditions adverse to Buyer: (i) if a Franchise Transfer Consent, then in substantially the form of Exhibit G-1 hereto or in such other form as such local franchising authority or person representing same may reasonably request; (ii) if an FCC License Transfer Consent, then in substantially such form as is customarily granted by the FCC for the transfer of the respective FCC License; and (iii) if a Contract Transfer Consent (or other consent listed on Schedule 5.02 hereto (the "Other Consents")), then in substantially the form of Exhibit G-2 hereto or in such other form as such consenting party may reasonably request. Notwithstanding the foregoing, Seller will not agree to any material adverse change in any CATV Franchise, FCC License or Contract or any instrument evidencing a Transfer Consent without Buyer's prior written consent (which consent Buyer shall not unreasonably withhold). Buyer shall have the right, at its own expense, to participate in any hearings or proceedings before the FCC, franchising authorities or other governmental authorities with respect to obtaining the Transfer Consents.

        (b) Seller shall use its good faith efforts to provide to Buyer, at or prior to the Closing, a certificate ("Estoppel Certificate") in substantially the form of Exhibit H hereto, of the franchising authority for each CATV Franchise which does not require such authority's consent for Seller's assignment and transfer thereof to Buyer, to the effect that such CATV Franchise (A) is valid and in full force and effect, and not in default, (B) to the extent required by such CATV Franchise, has been approved for assignment to Buyer, and (C) may be pledged as collateral to any present or future lender to Buyer to secure indebtedness. Buyer expressly acknowledges and agrees that Seller's obtaining, and Buyer's receipt, of any such Estoppel Certificate shall not be a condition to any Closing obligation of Buyer under this Agreement.

        (c) To the extent the approval of the Bankruptcy Court is required in connection with the assignment and assumption of any CATV Instrument pursuant to Section 365 and Federal Rule of Bankruptcy Procedure 6006 or any other applicable Bankruptcy Code sections or rules, Seller shall use its reasonable efforts to obtain such approval.

    5.03. Supplements. From time to time prior to the Closing, Seller shall notify Buyer of any matter heretofore existing or hereafter occurring which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any Schedule, or would otherwise render any of Seller's representations and warranties under this Agreement untrue in any material respect, or would otherwise constitute a breach of this Agreement or would prevent Seller from fulfilling any condition to Closing described in Article VIII. No such notice made pursuant to this Section 5.03 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement unless Buyer specifically agrees thereto in writing, or otherwise obviate or impair any rights of Buyer under this Agreement, at law or equity or otherwise with respect to such breach.

    5.04. Antitrust Laws. As soon as practicable, and in any event within 30 days after Seller's execution hereof, Seller shall make any and all filings which are required under the HSR Act. Seller shall furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Seller shall supply Buyer with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Seller or its representatives, on the one hand, and the FTC, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

    5.05. Covenant to Satisfy Conditions. Seller shall use all reasonable efforts to insure that each of the conditions set forth in Article VIII hereof to be satisfied by Seller is satisfied, insofar as such matters are within the control of Seller, and otherwise cooperate fully with Buyer and its respective counsel, accountants and other representatives in connection with any actions required to be taken as part of the parties' respective obligations under this Agreement.

    5.06.  Employee Transition.

        (a) Not later than thirty (30) days after the date of this Agreement, Seller shall cause the employees of

Seller who perform services for the CATV Systems (for purposes of this Section 5.06, the "System Employees") to be notified of the pending sale of the CATV Systems to Buyer as provided in this Agreement and Seller's intent to discontinue its operations with respect to the CATV Systems, subject to the occurrence of Closing. Buyer shall have the right in its sole discretion, but no obligation (except as hereinbelow otherwise set forth in this Section 5.06(a)), to hire any of the System Employees, provided that Buyer shall implement its applicable health, medical and other benefits coverage effective upon Closing with respect to those of Seller's employees to whom Buyer offers employment and who accept Buyer's offer of employment, so that such employees do not suffer any lapse of coverage. No later than ten (10) days prior to the Closing Date, Buyer shall make offers of employment, conditioned upon the occurrence of the Closing, to such of the System Employees (if any) that Buyer desires, in its sole discretion, to employ as of the Closing Date; provided, that for purposes of not causing Seller to violate its representation set forth in Section 3.22 hereof, Buyer shall not under any circumstances decline or otherwise fail to offer employment to more than 49 of Seller's employees at Seller's Richmond, KY location. Promptly after making such offers of employment (and in any event at least five days prior to the Closing), Buyer shall provide to Seller a written list of those System Employees to whom Buyer has made such offers and shall designate on that list which of those employees have accepted Buyer's offer and which of those employees have rejected Buyer's offer.

        (b) Buyer shall not assume any obligation or liability to or in connection with any System Employee or other employee or former employee of Seller or the CATV Systems, and nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept, or otherwise continue, the employment of any of the System Employees or other employees of Seller or the CATV Systems; provided, that Buyer shall assume all accrued and unpaid salary and vacation of such of Seller's employees as are retained by Buyer as of the Adjustment Time in respect of which a Purchase Price adjustment is made in Buyer's favor pursuant to Section 1.04(a)(ii)(C) hereof. Without limiting the generality of the foregoing, Seller shall remain solely responsible for any and all employee-related expenses and benefits, including, without limitation, those pursuant to COBRA, ERISA, the Tax Code, and any and all federal, state and local discrimination laws, in respect of any of the System Employees or other employees or former employees of Seller or the CATV Systems and their respective beneficiaries and dependants, relating to or arising in connection with, during the course of or as a result of (i) the employment, or the actual or constructive termination of employment, of any such employee by such employee's current employer (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any "employee benefit plan" within the meaning of Section 3(3) of ERISA, of such employee's current employer or any of its affiliates; (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation), except as otherwise provided in the proviso set forth at the end of the first sentence of this Section 5.06(b); and (iv) the provisions of health continuation coverage for any such employee required by Part 6 of Title 1 of ERISA and Section 4980B of the Tax Code.

        (c) This Section 5.06 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including without limitation, any System Employee or other employee or former employee of Seller or the CATV Systems.

    5.07. No-Shop Covenant. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) Seller shall not, directly or indirectly, (i) solicit any offer from any other person for any form of business combination or acquisition or disposition of all or any of the Sale Assets or the CATV Systems, or initiate or enter into any negotiations or provide confidential information with respect to any such business combination or acquisition, (ii) solicit any offer from any other person for any transaction involving Seller or any Affiliate of Seller that would preclude or in any way interfere with the consummation of the transactions contemplated by this Agreement, or initiate or enter into any negotiations or provide confidential information with respect to any such transaction, or (iii) authorize any representative, agent, officer, director or principal stockholder to take any of the actions prohibited in this paragraph, and (b) Seller shall use all reasonable efforts to prevent any such person or entity from taking any of the actions prohibited in this paragraph. Nothing contained in this Section 5.07 shall prohibit Seller from (i) responding to any unsolicited proposal or inquiry by advising the person or entity making such proposal or inquiry of the terms of this Section 5.07 or (ii) complying with any requirement imposed by the Bankruptcy Court.

    5.08. Delivery of Financial Information. Seller shall furnish to Buyer within thirty (30) days after the end of each month ending between the date of this Agreement and the Closing Date an operating income statement for the month just ended for the CATV Systems on a combined basis, and such other available financial information (including information on payables and receivables) as Buyer may reasonably request. The operating income statements delivered by Seller to Buyer pursuant to this Section 5.08 shall be prepared from the books and records of Seller with respect to the CATV Systems, shall accurately reflect the books and records of the CATV Systems, shall be complete and correct in all material respects, and shall present fairly the operating income of the CATV Systems on a combined basis for the periods then ended. Promptly after the distribution or receipt thereof by Seller's corporate office in Stamford, CT, Seller shall deliver to Buyer copies of any other financial statements, subscriber counts and other material operational data prepared by Seller in the ordinary course of business for distribution to its executive officers in Stamford, CT. Seller shall also provide Buyer on a periodic basis with reports of capital expenditures made with respect to the CATV Systems.

    5.09.  Additional Financial Information.

        (a) In the event and to the extent requested by Buyer prior to the 30th day after Buyer's receipt of Seller's Post-Closing Certificate and required by Securities and Exchange Commission ("SEC") Regulations S-K and S-X to be included in any registration statement or other offering document (each a "Registration Statement") proposed to be prepared by Buyer or any Affiliate of Buyer, Seller agrees to prepare or cause Seller's independent accountants to prepare the following financial statements with respect to the CATV Systems, and related management discussions and analyses (collectively, the "Additional Financial Statements"), conforming with the requirements specified in this
Section 5.09:

        (i) Balance sheets as at December 31, 1994 and 1995, and income statements and statements of cash flows and changes in equity for the years ended December 31, 1993, 1994, and 1995, together with the required footnotes and the auditor's report thereon.

        (ii) A balance sheet, income statement, and statement of cash flows as of and for the quarter ended March 31, 1996, together with the required footnotes.

        (iii) A balance sheet, income statement, and statement of cash flows as of and for each fiscal quarter subsequent to the quarter ended March 31, 1996 and ending prior to the Closing Date, together with the required footnotes.

        (b) Seller shall prepare or cause Seller's independent accountants to prepare the Additional Financial Statements within forty-five days after Buyer's request therefor.

        (c) The Additional Financial Statements shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied, and in the form required by SEC Regulations S-K and S-X, so as to fairly present the financial condition, results of operations, and cash flows of Seller for the periods indicated, and, with respect to the quarterly financial statements required by this Section 5.09, subject to normal year-end adjustments.

        (d) To the extent required by SEC Regulation S-X, the Additional Financial Statements shall be audited by Seller's independent accountants.

        (e) Seller agrees to provide one or more audit representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this Section 5.09. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any Registration Statement with respect to the audit of those Additional Financial Statements required to be audited by SEC Regulations S-K and S-X and to be included in such Registration Statement. Seller will cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such Registration Statement.

        (f) All costs and expenses incurred by Seller (and by Seller's independent accountants) under this Section 5.09, including all costs and expenses of preparing the Additional Financial Statements and all audits and reviews thereof, shall be paid by Buyer within 30 days after receipt of Seller's (or such independent accountants') monthly invoice therefor.

    5.10. Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Sale Assets (including, without limitation, that certain capital lease between Seller and NBD Leasing, Inc.) and obtain good title to the Assets leased by Seller pursuant to those leases (including, in the case of the foregoing NBD Leasing, Inc. capital lease, Seller's Madison, IN office telephone system subject thereto) so that those Sale Assets shall be transferred to Buyer at Closing free of any interest of the lessors and otherwise in accordance with this Agreement.

    5.11.  Bankruptcy Proceeding.

        (a) In the event of the commencement of the Bankruptcy Proceeding, the purchase and sale of the Sale Assets pursuant to this Agreement shall be subject to the prior approval of the Bankruptcy Court.

        (b) Prior to Seller's solicitation of any votes or consents in respect of the Bankruptcy Plan, Seller shall submit the Bankruptcy Plan and Disclosure Statement (the provisions of which Bankruptcy Plan and Disclosure Statement regarding the sale of the Sale Assets to Buyer shall provide for the sale of the Sale Assets to Buyer in accordance with the terms and conditions set forth herein) to Buyer for Buyer's review and approval of the provisions thereof concerning the sale of the Sale Assets to Buyer, which approval Buyer shall not unreasonably withhold or delay.

        (c) Simultaneously with the filing of the voluntary Chapter 11 petition, or as soon after the commencement of the Bankruptcy Proceeding as is reasonably practicable, the Seller shall (a) file the Bankruptcy Plan, the Disclosure Statement and the votes of creditors who were solicited to the Bankruptcy Plan and (b) use its best efforts to obtain, in advance of the Confirmation Order, Bankruptcy Court approval of Sections 10.05 and 11.03 of this Agreement. Upon the commencement of the Bankruptcy Proceeding and until September 15, 1996, Seller shall use its best efforts to obtain as expeditiously as possible the entry of the Confirmation Order by the Bankruptcy Court.

        (d) If a Confirmation Order has not been entered by September 15, 1996 and if the Seller in the exercise of its good faith discretion determines that the sale of the Sale Assets to Buyer can be accomplished more expeditiously by entry of an Approval Order, the Seller may seek the entry of the Approval Order by the Bankruptcy Court. The form of Approval Order submitted by Seller shall be in form and substance reasonably acceptable to Buyer and Buyer's counsel, whose acceptance shall not be unreasonably withheld or delayed. Unless otherwise already approved by the Bankruptcy Court, Seller shall use its best efforts to obtain, in advance of the entry of the Approval Order, Bankruptcy Court approval of Sections 10.05 and 11.03 of this Agreement.

        (e) Seller shall use its diligent efforts to comply with all requirements imposed by the Bankruptcy Code and the Bankruptcy Court in connection with the approval of the Bankruptcy Plan and Disclosure Statement and the entry of the Confirmation Order or Approval Order, as the case may be, including, without limitation, providing such notice as may be required by the applicable Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court, as the case may be. Seller shall oppose any objections to the issuance of, requests for reconsideration or review of, or appeals from, the Confirmation Order, or the Approval Order, as the case may be, which would affect or impact the sale of the Sale Assets to Buyer in accordance with the terms hereof.

        (f) Seller shall immediately provide Buyer with copies of all judgments, decisions or orders issued by the Bankruptcy Court after the date hereof in the Bankruptcy Proceeding and all pleadings or other documents filed by any party after the date hereof in the Bankruptcy Proceeding which have or may have any effect upon Buyer or this Agreement (or which are reasonably requested by Buyer), and shall immediately notify Buyer in writing of all material developments in the Bankruptcy Proceeding.

    5.12. Governmental Filings. All information contained in any and all filings to be made by Seller in connection with the transactions contemplated hereby under the Tax Code, the HSR Act, the Securities Act or the Securities Exchange Act shall comply in all material respects with the requirements of such acts and the rules and regulations promulgated thereunder (it being understood that Seller shall not be deemed to be in breach of this covenant as a result of any information provided to Seller by Buyer for inclusion in such filings).

    5.13. Title to Versailles Parcel. Seller shall use its good faith efforts, at its sole cost and expense, to acquire marketable and fee simple title to that certain parcel of real property located in Woodford County, Kentucky (i.e., Seller's Versailles, Kentucky headend site) and identified as parcel #6 on Schedule 3.08(ii) hereto. If Seller shall be unable to acquire marketable and fee simple title thereto prior to the Closing, then Seller shall
- - on the Closing Date - deliver to Buyer (a) a quitclaim deed in Buyer's name with respect to such parcel and (b) a separate indemnity agreement therefor, under which Seller shall covenant and agree (i) to continue to use its good faith efforts from and after the Closing Date, at its sole cost and expense, to obtain marketable and fee simple title thereto in Buyer's name, (ii) to indemnify Buyer for any and all costs and expenses incurred by Buyer with respect to such parcel (including any and all costs and expenses incurred by Buyer for Buyer's vacating same and acquiring, and relocating its Versailles CATV System headend to, a comparable parcel) on account of Seller's (or Buyer's, as the case may be) lack of marketable and fee simple title thereto, which indemnification obligation shall be secured by the Indemnification Fund (and for which purpose, any claim by Buyer for indemnification under this Section 5.13 shall be made in accordance with and shall be deemed to have been made pursuant to Section 10.02 of this Agreement), but which obligation shall not be subject to the $250,000 basket set forth in Section 10.02(c) of this Agreement, provided that Seller's foregoing indemnity shall be limited to (and Seller shall not in any event have any obligation or liability under this Agreement or such indemnity in excess of) $200,000.00 with respect to any such costs or expenses, and (iii) to provide to Buyer or an appropriate escrow agent, as security for such indemnity in the event that Seller shall not have delivered marketable and fee simple title to such parcel to Buyer prior to the expiration of the first anniversary of the Closing Date, an additional escrow amount in the sum of $200,000.00.

    5.14 Retransmission Consents. Seller shall use its reasonable efforts to obtain at the earliest practicable date

(and in any event prior to the Closing), and at its sole cost and expense, with respect to each retransmission consent agreement of Seller included in the Contracts, any consent (or waiver) required for Seller's assignment or transfer thereof to Buyer; provided, that nothing herein shall be construed to require Buyer to make any payment, or to assume any obligation, in order to obtain any such consent (or waiver).

                5.15 Carrollton, KY Antenna Tower Permit. Seller shall use its good faith efforts, at its sole cost and expense, to acquire as soon as practicable and in any event prior to the Closing all required permits(s) from the Kentucky Airport Zoning Commission with respect to the Carrollton, KY antenna tower. If Seller shall be unable to obtain such permit(s) prior to the Closing, then Seller shall, on the Closing Date, deliver to Buyer a separate indemnity agreement therefor, under which Seller shall covenant and agree (i) to cooperate in all reasonable respects with Buyer after the Closing in connection with obtaining such permit(s) and (ii) to indemnify Buyer for any and all costs and expenses incurred by Buyer with respect to such permit(s) on account of Seller's failure to obtain and transfer such permit(s) to Buyer at the Closing (including without limitation any and all costs and expenses incurred by Buyer for Buyer's relocating or replacing such antenna tower), which indemnification obligation shall be secured by the Indemnification Fund (and for which purpose, any claim by Buyer for indemnification under this Section 5.15 shall be made in accordance with and shall be deemed to have been made pursuant to Section 10.02 of this Agreement) but which obligation shall not be subject to the $250,000 basket set forth in Section 10.02(c) of this Agreement, provided that Seller's foregoing indemnity shall be limited to (and Seller shall not in any event have any obligation or liability under this Agreement or such indemnity in excess of) $200,000.00 with respect to any such costs or expenses.

                                   ARTICLE VI

                               COVENANTS OF BUYER

                Buyer hereby covenants and agrees with Seller as follows:

                6.01. Antitrust Laws. As soon as practicable, and in any event within 30 days after Buyer's execution hereof, Buyer shall make any and all filings which are required under the HSR Act. Buyer shall furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Buyer shall supply Seller copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer or its representatives, on the one hand, and the

FTC, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

    6.02. Cooperation. Whenever requested by Seller, Buyer shall assist and cooperate with Seller in all reasonable respects in Seller's efforts to obtain the Transfer Consents, which assistance and cooperation shall include Buyer's attending meetings with Seller and local franchising authorities within the Region at Seller's request. Notwithstanding the foregoing, Buyer shall have no obligation to make any payment to any franchising authority or to any other party to any agreement in assisting Seller in obtaining any of the Transfer Consents. Nor shall Buyer be obligated to accept any material adverse change in any CATV Franchise (or any other CATV Instrument) to be assigned to Buyer hereunder unless Buyer shall have consented thereto, provided that Buyer shall not unreasonably withhold its consent thereto.

    6.03. Financing Commitments. Buyer acknowledges that it shall be Buyer's obligation to have funds on hand at the Closing sufficient to enable Buyer to pay the Purchase Price. Any failure of Buyer to consummate the transactions contemplated hereby as a consequence of any lack of financing, for any reason, shall (in the absence of any material breach by Seller) result in a forfeiture to Seller of the Escrow Amount, which shall constitute full liquidated damages under this Agreement with the consequent effects described in Section 1.07(c) of this Agreement.

    6.04. Governmental Filings. All information contained in any and all filings to be made by Buyer in connection with the transactions contemplated hereby under the Tax Code, the HSR Act, the Securities Act or the Securities Exchange Act shall comply in all material respects with the requirements of such acts and the rules and regulations promulgated thereunder (it being understood that Buyer shall not be deemed to be in breach of this covenant as a result of any information provided to Buyer by Seller for inclusion in such filings).

    6.05. Covenant to Satisfy Conditions. Buyer shall use all reasonable efforts to insure that the conditions set forth in Article VII hereof to be satisfied by Buyer are satisfied, insofar as such matters are within the control of Buyer and otherwise cooperate fully with Seller and its respective counsel, accountants and other representatives in connection with any actions required to be taken as part of the parties' respective obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to make any payment to any franchising authority or to any other party to any agreement in assisting Seller in obtaining any of the Transfer Consents. Nor shall Buyer be obligated to accept any materially adverse change in any

CATV Franchise (or any other CATV Instrument) to be assigned to Buyer hereunder unless Buyer shall have consented thereto, provided that Buyer shall not unreasonably withhold its consent thereto.


                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLER

                Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by
Seller:

                7.01. Performance. Buyer shall have performed and complied in all material respects with all material agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to Seller a certificate of Buyer duly executed for and on behalf of Buyer by the President or a Vice President of FVI, dated the Closing Date, to such effect.

                7.02. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and accurate in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

                7.03. No Governmental Proceeding or Litigation. No suit or action by any governmental body or other person (other than Buyer) or legal or administrative proceeding shall have been instituted which questions the validity or legality of the transactions contemplated hereby (which has not been subsequently dismissed, settled or otherwise terminated); provided that, in the case of any such proceeding(s) brought by one or more governmental bodies contesting or questioning the validity or legality of the transfer of one or more CATV Franchises in respect of which consent is not required as a condition to the obligations of Buyer pursuant to Section 8.06 hereof, the condition set forth in this Section 7.03 shall be deemed to have been satisfied.

                7.04. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which Seller shall, in its sole discretion, deem unacceptable.

    7.05. HSR Act Waiting Periods. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the United States Department of Justice.

    7.06. Consents Obtained. All of the Primary Transfer Consents shall have been obtained.

    7.07. Purchase Price. Buyer shall have delivered to Seller (or to such other person or persons as Seller shall designate in writing), by wire transfer of immediately available funds, the Purchase Price (i) reduced by the amount of the Escrow Amount delivered to Seller on the Closing Date, pursuant to Section 1.07(b) hereof, (ii) reduced by the amount of the Indemnification Escrow Deposit delivered to the Escrow Agent by Buyer on the Closing Date, pursuant to
Section 10.02(d) hereof, and (iii) subject to adjustment on and after the Closing Date pursuant to Section 1.04 (and, if applicable, Section 12.01) hereof.

    7.08. Assumption Agreement. Buyer shall have delivered to Seller the Assumption Agreement, duly executed by Buyer in substantially the form of Exhibit B hereto.

    7.09. Indemnification Escrow Agreement. Buyer shall have delivered to Seller the Indemnification Escrow Agreement, duly executed by Buyer and the Escrow Agent in substantially the form of Exhibit E hereto.

    7.10. Good Standing. Buyer shall have delivered to Seller good standing certificates, dated any date proximate to the Closing Date, issued by the State of Buyer's incorporation and by the Secretary of the Commonwealth of Kentucky and the Secretary of the State of Indiana evidencing Buyer's good standing as of the respective date thereof in each of such Commonwealth and State, respectively.

    7.11. Secretary's Certificate. Buyer shall have delivered to Seller a certificate of Buyer, executed for and on behalf of Buyer by FVI's Secretary or other duly authorized officer, certifying that Buyer's Certificate of Limited Partnership and partnership agreement and the corporate minutes annexed thereto (which corporate minutes shall evidence FVI's authorization and approval of Buyer's execution, delivery and performance of this Agreement) are in full force and effect on the Closing Date and (except as may otherwise be specified in such certificate) have not been amended or otherwise modified in any relevant respect on or subsequent to the date thereof.

    7.12. Opinion of Buyer's Counsel. Buyer shall have delivered to Seller an opinion of Dow, Lohnes & Albertson, counsel to Buyer, dated the Closing Date, in substantially the form of Exhibit I hereto.

    7.13. Holdover Assets Documentation. If required by Article XII, Buyer shall have executed and delivered to Seller the Holdover Assets Documentation, dated the Closing Date.

    7.14. Order Approving Agreement. In the event that the Bankruptcy Proceeding shall have commenced and shall not have been dismissed, then (i) the Bankruptcy Court shall have entered the Confirmation Order or the Approval Order (provided that such Approval Order shall have been obtained pursuant to Section 5.11(d)), and (ii) the Confirmation Order or Approval Order, as the case may be, shall not be stayed.


                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

    Each and every obligation of Buyer under this Agreement to be performed at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

    8.01. Performance. Seller shall have performed and complied in all material respects with all material agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing, and Seller shall have delivered to Buyer a certificate duly executed by the President or a Vice President of Seller, dated the Closing Date, to such effect.

    8.02. Representations and Warranties True. The representations and warranties of Seller contained herein which are qualified as to materiality shall be true and accurate in all respects on and as of the date of this Agreement and (except as to changes permitted by this Agreement) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and the representations and warranties of Seller contained herein which are not so qualified shall be true and accurate in all material respects on and as of the date of this Agreement and (except as to changes permitted by this Agreement) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Seller shall have delivered to Buyer a certificate duly executed by the President or a Vice President of Seller, dated the Closing Date, to such effect.

    8.03. No Governmental Proceeding or Litigation. No suit or action by any governmental body or other person (other than Seller) or legal or administrative proceeding shall have been instituted which questions the validity or legality of the transactions contemplated hereby (which has not been subsequently dismissed, settled or otherwise terminated); provided that, in the case of any such proceeding(s) brought by one or more governmental bodies contesting or questioning the validity or legality of the transfer of one or more CATV Franchises in respect of which consent is not required as a condition to the obligations of Buyer pursuant to Section 8.06 hereof, the condition set forth in this Section 8.03 shall be deemed to have been satisfied.

    8.04. No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which Buyer shall, in its sole discretion, deem unacceptable.

    8.05. HSR Act Waiting Periods. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the United States Department of Justice.

    8.06. Consents Obtained. All of the Primary Transfer Consents shall have been obtained and delivered to Buyer without the imposition of any condition that would have a material adverse effect on the terms or conditions of any of the CATV Franchises, FCC Licenses or Contracts to which any Transfer Consent relates (except as otherwise accepted by Buyer, or except as Buyer shall otherwise be obligated to accept, pursuant to Section 5.02(a) or Section 6.05 hereof) shall have been delivered to Buyer; and such of the Estoppel Certificates as Seller has obtained shall have been delivered to Buyer.

    8.07. Assignment Agreement and Bill of Sale. Seller shall have delivered to Buyer the Assignment Agreement and Bill of Sale, duly executed by Seller in substantially the form of Exhibits A and C hereto, respectively, together with such motor vehicle titles, assignments and other transfer documents as shall be sufficient to vest good (and, as to real estate owned by Seller, marketable and fee simple, and as to real estate leased by Seller, marketable) title to the Sale Assets, free and clear of all Liens except Permitted Liens.

    8.08. Indemnification Escrow Agreement. Seller shall have delivered to Buyer the Indemnification Escrow Agreement, duly executed by Seller and the Escrow Agent in substantially the form of Exhibit E hereto.

    8.09. Non-Compete Agreements. Seller shall have delivered to Buyer the Non-Compete Agreements, duly executed by Seller in substantially the form of Exhibit F-1 hereto and by Bruce A. Armstrong and Jerold S. Earl in substantially the form of Exhibit F-2 hereto, respectively.

    8.10. Good Standing. Seller shall have delivered to Buyer good standing certificates, dated any date proximate to the Closing Date, issued by the Secretary of the Commonwealth of Kentucky and by the Secretary of State of Delaware and Indiana, respectively, evidencing Seller's good standing as of the respective date thereof in such Commonwealth and each of such States.

    8.11. Secretary's Certificate. Seller shall have delivered to Buyer a certificate of the Secretary or any other duly authorized officer of Seller, certifying that Seller's Certificate of Incorporation, By-Laws and corporate minutes annexed thereto (which corporate minutes shall evidence Seller's authorization and approval of Seller's execution, delivery and performance of this Agreement) are in full force and effect on the Closing Date and (except as may otherwise be specified in such certificate) have not been amended or otherwise modified in any relevant respect on or subsequent to the date thereof.

    8.12. Opinions of Seller's Counsel. Seller shall have delivered to Buyer the following opinions, addressed to Buyer and dated the Closing Date: (i) an opinion of Baer Marks & Upham, LLP, corporate counsel to Seller, in substantially the form of Exhibit J-1 hereto, (ii) an opinion of Day L. Patterson, Senior Vice President and General Counsel of Seller, in substantially the form of Exhibit J-2 hereto, (iii) an opinion of Cole Raywid & Braverman, federal communications counsel to Seller, in substantially the form of Exhibit J-3 hereto, and (iv) an opinion of Wyatt, Tarrant & Combs, special Kentucky counsel to Seller, in substantially the form of Exhibit J-4 hereto.

    8.13. Holdover Assets Documentation. If required by Article XII, Seller shall have executed and delivered to Buyer the Holdover Assets Documentation, dated the Closing Date.

    8.14. Absence of Material Adverse Change. Since the date of this Agreement, there shall have been no occurrence which has had a Material Adverse Effect.

    8.15. UCC, Tax and Judgment Searches; Releases. Buyer shall have received duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments as Buyer shall reasonably request to release any Liens (other than Permitted Liens) from the Sale Assets transferred to Buyer at Closing.

    8.16. CATV Franchises, FCC Licenses, Contracts, Business Records, Etc. Seller shall have delivered to Buyer (or made available for Buyer's inspection) copies (or, if available, originals) of all CATV Franchises, FCC Licenses, Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records included in the Sale Assets.

    8.17. Order Approving Agreement. In the event that the Bank Proceeding shall have commenced and shall not have been dismissed, the Bankruptcy Court shall have (a) entered the Confirmation Order and, unless waived by Buyer in its sole discretion, the Confirmation Order shall have become a Final Order, and Seller shall have delivered to Buyer a certified copy thereof, or (b) entered the Approval Order (provided that such Approval Order shall have been obtained by Seller pursuant to Section 5.11(d) and shall not be stayed), and Seller shall have delivered to Buyer a certified copy thereof.


                                   ARTICLE IX

                 CONDUCT OF CATV OPERATIONS PENDING THE CLOSING

    Pending the Closing, and except as otherwise expressly consented to or approved by Buyer in writing:

    9.01. Ordinary Course of Business. Seller shall conduct the CATV Operations in the ordinary course of business and in substantially the same manner as heretofore conducted.

    9.02. Organization. Seller shall use all reasonable efforts to preserve its corporate existence and business organization intact, and to preserve for Buyer its relationships with franchisors, licensors, suppliers, distributors, employees (subject to the provisions of Section 5.06 hereof), customers and others having business relations with it.

    9.03. Certain Changes. Except as set forth in Schedule 9.03 or as otherwise contemplated by this Agreement, Seller shall not, with respect to the CATV Operations, (a) permit or allow any of the Sale Assets to be subjected to any Lien except for Permitted Liens and such other Liens as are disclosed in
Schedule 3.07 and will be released (or secured by escrow in accordance with Section 3.07) at or prior to Closing, (b) transfer, convey, sell or otherwise dispose of any of the Sale Assets, except in the ordinary course of business where suitable replacements have been made therefor, (c) grant or agree to grant any general increase in the compensation or benefits of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any officer or employee, except regularly scheduled bonuses and increases in the ordinary course of business and consistent with past practice as provided in Schedule 9.03, (d) provide for any new and material pension, retirement or other employment benefits for any officer or employee or any material increase in any existing benefits (other than as required by law), or (e) hire any new employee other than in the ordinary course of business.

    9.04. Contracts. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller will not enter into any contract, agreement or other commitment which, if entered into or incurred prior to the date of this Agreement, would be required to be disclosed pursuant to this Agreement, or modify, terminate, renew, suspend or abrogate any material Contract in any material respect.

    9.05. CATV Franchises and FCC Licenses. Seller shall not cause and shall use all reasonable efforts to avoid causing, by any act or failure to act, any of the CATV Franchises or FCC Licenses to expire or to be revoked, suspended or materially adversely modified, or intentionally cause any franchising authority or other governmental authority to institute proceedings for the suspension, revocation or material adverse modification of any of the CATV Franchises or FCC Licenses.

    9.06. Insurance. Seller shall maintain the existing insurance coverage on the CATV Systems and the Sale Assets in amounts not less than those in effect on the date hereof.

    9.07. Books and Records. Seller shall maintain the books and records relating to the CATV Systems in accordance with Seller's past practices.

    9.08. Payment of Tax Obligations. Seller shall pay or discharge all taxes and tax obligations, including, without limitation, those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes, to the extent due and payable before the Closing Date (other than taxes arising from the transfer of the Sale Assets under this Agreement which shall be paid in accordance with the terms of this Agreement).

    9.09. No Rate Increases or Channel Line-Up Changes. Seller shall not implement any increase or decrease in the rates charged to the customers of any CATV System or implement any channel line-up changes or implement any retiering or repackaging of cable television programming offered by any CATV System, other than as required by any applicable laws or with Buyer's consent (which consent shall not be unreasonably withheld).

    9.10. Capital Expenditures; Winchester Rebuild. Seller shall continue to make capital expenditures in the ordinary course of business, but shall not be required to make capital expenditures in excess of the amount budgeted by Seller for 1996. Seller shall also continue to work toward the completion of the Winchester CATV System rebuild such that it shall be completed prior to Closing or, failing such completion prior to Closing, shall credit Buyer at the Closing for the then remaining unpaid balance due under Seller's turnkey construction contract for that rebuild project.

                                   ARTICLE X

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    10.01.  Survival of Undertakings.

        (a) The respective representations and warranties of Buyer and Seller contained herein shall survive for a period of one year after the Closing Date; provided that neither Buyer nor Seller shall have any right to file or otherwise pursue any claim on account of any misrepresentation, or any breach of any warranty, herein or hereunder except (if the claim shall not have been otherwise resolved) by the respective claimant's (i) giving the other party hereto written notice of such claim on or before the first anniversary of the Closing Date, which notice shall specify (insofar as reasonably practicable) the basis and amount of such claim, and (ii) commencing a formal proceeding with respect thereto in a court of law prior to the expiration of the 120-day period immediately following the first anniversary of the Closing Date. All representations, warranties and covenants shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of any party hereto.

        (b) The respective covenants of Buyer and Seller contained herein and to be performed to any extent on or before the Closing Date shall survive for a period of one year after the Closing Date; provided that neither Buyer nor Seller shall have any right to file or otherwise pursue any claim on account of any breach thereof or default thereunder except (if the claim shall not have been otherwise resolved) by the respective claimant's (i) giving the other party hereto written notice of such claim on or before the first anniversary of the Closing Date, which notice shall specify (insofar as reasonably practicable) the basis and amount of such claim, and (ii) commencing a formal proceeding with respect thereto in a court of law prior to the expiration of the 120-day period immediately following the first anniversary of the Closing Date.

        (c) The respective covenants of Buyer and Seller contained herein and to be performed to any extent after the Closing Date shall, to such extent, survive the Closing Date until the earlier of the expiration of (i) the applicable statute of limitations or (ii) the express period (if any) referenced in the respective covenant (the earlier of the expiration of (i) and (ii) hereof being herein referred to as the "applicable period of survivability"); provided that neither Buyer nor Seller shall have any right to file or otherwise pursue any claim on account of any breach thereof or default thereunder except (if the claim shall not have been otherwise resolved) by the respective claimant's (i) giving the other party hereto written notice of such claim prior to the expiration of the applicable period of survivability thereof, which notice shall specify (insofar as reasonably practicable) the basis and amount of such claim, and (ii) commencing a formal proceeding with respect thereto in a court of law within 120 days after the expiration of the applicable period of survivability thereof.

    10.02.  Agreement to Indemnify by Seller.

        (a) Subject to the conditions and provisions herein set forth, Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest and penalties, asserted against or imposed upon or incurred by Buyer resulting from (i) any breach by Seller of (x) any then surviving representation or warranty of Seller contained in this Agreement (including any Exhibit or Schedule hereto), or in any agreement, certificate, document or instrument delivered to Buyer under this Agreement or (y) any then surviving covenant or agreement of Seller contained in this Agreement (including any Exhibit or Schedule hereto), or in any agreement, certificate, document or instrument delivered to Buyer under this Agreement, (ii) any pre-Closing liabilities of Seller not expressly assumed by Buyer hereunder or under the Assumption Agreement , including, without limitation, any tax liabilities and any liabilities arising at any time under any CATV Instrument not assigned to Buyer at Closing; (iii) any and all obligations or liabilities of Seller resulting from its operation or ownership of the CATV Systems or the Sale Assets prior to the Closing, including, without limitation, any tax liabilities and any liabilities arising under any of the CATV Instruments which relate to events occurring during Seller's operation or ownership of the CATV Systems or the Sale Assets prior to the Closing; (iv) any rate refund ordered for periods prior to the Closing; (v) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Seller; (vi) the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Sale Assets; and (vii) any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity (all of the foregoing being herein collectively referred to as "Buyer Damages").

        (b) Notwithstanding anything hereinbefore set forth in Section 10.02(a), Buyer shall not be entitled to recover for and agrees not to assert any claim for any Buyer Damages on account of any material breach of any then surviving representation or warranty of Seller contained in this Agreement, (including any Exhibit or Schedule hereto), or in any agreement, certificate, document or instrument delivered to Buyer under this

Agreement or any material breach of any then surviving covenant or agreement of Seller contained in this Agreement (including any Exhibit or Schedule hereto), or in any agreement, certificate, document or instrument delivered to Buyer under this Agreement, unless Buyer gives Seller, within the respective period of survivability set forth in Section 10.01 hereof, written notice in accordance with Section 10.03 specifying such claim of breach.

        (c) Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to recover any portion of any Buyer Damages in respect of any claim under clause (i) of Section 10.02(a) for any breach by Seller of any then surviving representation or warranty or any then surviving covenant or agreement to be performed by Seller prior to the Closing, unless and until the aggregate amount of such Damages exceeds $250,000, in which event Buyer shall be entitled to indemnification to the full extent of such Buyer Damages. Buyer's right to indemnity for Buyer Damages or otherwise in connection with the transactions contemplated hereby shall be limited to, and shall be payable solely from, the Indemnification Fund; provided, that the foregoing limitation shall not apply to any claim that Buyer may make for the payment of (i) any taxes payable (or that shall become payable) by Seller under this Agreement,
(ii) any damages incurred by Buyer on account of any material breach by Seller of (x) its warranty in Section 3.07 hereof with respect to Seller's title to the Sale Assets or (y) its warranty in Section 3.02 hereof with respect to Seller's due authorization to enter into this Agreement and to carry out the transactions contemplated hereby or (iii) any amount owed to Buyer under
Section 1.04(b)(v) hereof. All Buyer Damages shall be computed net of any insurance proceeds that reduce any Buyer Damages that would otherwise be sustained (Buyer hereby covenanting to use its good faith efforts to obtain all such proceeds to which Buyer may be entitled).

        (d) To establish the Indemnification Fund for Seller's satisfaction of certain potential indemnification obligations hereunder, Buyer shall withhold the Indemnification Escrow Deposit from the Purchase Price and shall deliver that sum on the Closing Date by wire transfer in immediately available funds to the Escrow Agent to be held and disposed of in accordance with the terms of this Agreement and the Indemnification Escrow Agreement and the following provisions:

        (i) on the first Business Day after the earliest of the date on which (A) Buyer delivers to Seller a written notice of acceptance of the Post-Closing Certificate, or (B) Buyer delivers to Seller a written statement of discrepancies with respect to the Post-Closing Certificate pursuant to Section 1.04(b)(iii), or (C) the 30-day period commencing on the date Buyer receives the Post-Closing Certificate from Seller expires without the delivery by Buyer of either such a notice of acceptance or statement of discrepancies, (1) Buyer shall be entitled to receive (and Buyer and Seller shall cause the Escrow Agent to release to Buyer) that amount, if any, by which (x) the amount of the Closing Payment (as such term is defined below in this Section 10.02(d)) exceeds (y) Seller's determination of the adjusted Purchase Price (as set forth in, or if not set forth in then as calculated after giving effect to the Purchase Price adjustments set forth in, Seller's Post-Closing Certificate), and (2) Seller shall be entitled to receive (and Buyer and Seller shall cause the Escrow Agent to release to Seller) that amount, if any (not to exceed the amount of the Indemnity Portion (as such term is defined below in this Section 10.02(d)), by which the sum of (x) Buyer's determination of the adjusted Purchase Price (as set forth in, or if not set forth in then as calculated after giving effect to the Purchase Price adjustments set forth in, Buyer's written objections to the Post-Closing Certificate) in the event that clause (B) in the first paragraph of this Section 10.02(d)(i) applies, or, Seller's determination of the adjusted Purchase Price (as set forth in, or if not set forth in then as calculated after giving effect to the Purchase Price adjustments set forth in, Seller's Post-Closing Certificate) in the event that either clause (A) or (C) in the first paragraph of this Section 10.02(d)(i) applies, plus (y) the Indemnity Portion exceeds (z) the amount of the Closing Payment;

For purposes of this Section 10.02(d), the term "Closing Payment" means, at any date, the sum of (a) the amount of the payment made by Buyer to Seller on or about the Closing Date pursuant to Section 7.07 hereof, plus (b) the amount of the Escrow Amount delivered to Seller on or about the Closing Date pursuant to
Section 1.07(b) hereof, plus (c) the amount of the Indemnification Escrow Deposit delivered to the Escrow Agent by Buyer on or about the Closing Date pursuant to Section 10.02(d) hereof; and the term "Indemnity Portion" means, at any date, an amount equal to one-eleventh (1/11th) of the Indemnification Fund (calculated as of the Closing Date), less any and all disbursements of such 1/11th portion of the Indemnification Fund effected on or after the Closing Date made pursuant to the terms of this Section 10.02(d).

        (ii) if any portion of the Indemnity Portion is not disbursed to Buyer or Seller pursuant to Section 10.02(d)(i) above, then within three Business Days after any final determination of the adjusted Purchase Price in accordance with Section 1.04(v), (A) Buyer shall be entitled to receive (and Buyer and Seller shall direct the Escrow Agent to release to Buyer) the amount, if any, that Seller shall owe to Buyer pursuant to such final determination, and (B) Seller shall be entitled to receive (and Buyer and Seller shall direct the Escrow Agent to release to Seller) the remaining balance, if any, of the Indemnity Portion, after giving effect to clause (A) of this Section 10.02(d)(ii);

Nothing in Sections 10.02(d)(i) or (ii) above shall be deemed to limit the scope or effect of Section 1.04(b)(v) hereof, or Buyer's obligation to pay to Seller the balance of any sum due Seller thereunder or any sum due Seller in excess of the Indemnity Portion under either Sections 10.02(d)(i) or (ii).

        (iii) on the 180th day after the Closing Date (or, if such day is not a Business Day, then on the first Business Day thereafter), the Escrow Agent shall release to Seller (and Buyer and Seller shall cause the Escrow Agent to release to Seller) a sum equal to one-half of the amount, if any, by which the then remaining balance of the Indemnification Fund (exclusive of the then remaining balance of the Indemnity Portion, if any) exceeds the amount of any outstanding indemnification claims by Buyer under this Agreement; and

        (iv) on the first anniversary of the Closing Date (or, if such anniversary is not a Business Day, then on the first Business Day after such anniversary), the Escrow Agent shall release to Seller (and Buyer and Seller shall cause the Escrow Agent to release to Seller) a sum equal to the amount, if any, by which the remaining balance of the Indemnification Fund (including the remaining balance in the Indemnity Portion, if any) exceeds the sum of (x) the amount of any outstanding indemnification claims by Buyer under this Agreement and (y) any sum (not to exceed $200,000.00) to be held back as a contingent indemnity for the Versailles parcel under Section 5.13 hereof.

All interest earned on any portion of the Indemnification Fund shall be disbursed to the party entitled to such portion of the Indemnification Fund in accordance with this Section 10.02.

        (e) Notwithstanding any other provision of this Agreement, no Affiliate of Seller and no director, officer, employee or stockholder of Seller or of any Affiliate of Seller shall have any liability to Buyer as a result of any breach by Seller of any of Seller's representations, warranties, covenants or agreements contained herein, and Seller's foregoing indemnity shall be limited to (and Seller shall not be obligated to indemnify Buyer for any amounts which, in the aggregate with any amounts paid to Buyer hereunder, would exceed the amount of) the

Indemnification Fund, except with respect to the claims described in the proviso contained in Section 10.02(c).

    10.03.  Procedure.

        (a) In the event of any claim by Buyer under this Article X, Buyer shall give Seller written notice of said claim promptly (and in any event prior to the first anniversary of the Closing Date) in accordance with Section 12.04 hereof, and in such notice Buyer shall set forth the basis of its claim for Buyer Damages and its good faith estimate of the amount thereof. Notwithstanding the foregoing, but provided that such notice shall have been given prior to the first anniversary of the Closing Date, the failure to give such notice promptly shall not affect the rights of Buyer hereunder except to the extent that Seller shall demonstrate that it suffered actual damages or was otherwise prejudiced by reason of such failure. If Buyer and Seller agree at or prior to the expiration of the fifteen-day period following receipt by Seller of a claim notice (or any mutually agreed upon extension thereof) to the validity and amount of such claim, Seller shall immediately cause the Escrow Agent to release to Buyer the full amount of the claim from the Indemnification Fund (or, if the full amount of the claim shall exceed the Indemnification Fund, then the then remaining balance of the Indemnification Fund, without further liability to Seller except as otherwise provided in Section 10.02(e) hereof). If Buyer and Seller do not agree within the fifteen-day period (or any mutually agreed upon extension thereof), Buyer may seek appropriate remedy at law.

        (b) In the event that any portion of Buyer's claim for Buyer Damages shall result from the assertion of liability by any third party (a "Third Party Claim"), then Seller shall have the right to elect to undertake the defense, compromise, settlement or payment of such Claim at its own expense, and Seller shall, within a reasonable time after its receipt of Buyer's notice of any such Claim, notify Buyer as to whether Seller is exercising such right of election. If Seller elects to assume control of the defense of any third-party claim, Buyer shall have the right to participate in the defense of such claim at its own expense, but Seller shall control such defense. If Seller shall elect not to undertake such defense, or, within a reasonable time after notice from Buyer of any such claim for Buyer Damages, shall fail to defend such claim, Buyer shall have the right to undertake the defense, compromise, settlement or payment of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of Seller, and Seller shall pay to Buyer, in addition to the other sums required to be paid hereunder, any reasonable costs and expenses incurred by Buyer in connection with such defense, compromise, settlement or payment as and when such costs and expenses are so incurred. Anything in this Section 10.03 to the contrary notwithstanding, with respect to any third party claim, (i) Seller shall not, without Buyer's written consent (which shall not be unreasonably withheld or delayed), compromise, settle or pay any such claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the third party claimant or the plaintiff to Buyer of a release from all liability in respect of such Buyer Damages in form and substance reasonably satisfactory to Buyer, (ii) in the event that Seller undertakes defense of any such claim, Seller shall have an obligation to keep Buyer informed of the status of the defense of such claim and furnish Buyer with all documents, instruments and information that Buyer shall reasonably request in connection therewith, and (iii) Seller shall not dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

        (c) If a claim, whether between the parties or by a third party, requires immediate action, Seller will make every effort to reach a decision with Buyer with respect thereto as expeditiously as possible.

        (d) The indemnifications rights provided to Buyer in Article X shall extend to the shareholders, members, directors, officers, employees, and representatives of Buyer although for the purpose of the procedures set forth in this Section 10.03, any indemnification claims by such parties shall be made by and through Buyer.

    10.04.  Agreement to Indemnify by Buyer.

        (a) Subject to the conditions and provisions herein set forth, after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, reasonable costs and expenses, including, without limitation, interest and penalties, asserted against or imposed upon or incurred by Seller resulting from (i) any material breach by Buyer of any then surviving representation or warranty, or any then surviving covenant or agreement, of Buyer contained in this Agreement, or (ii) the ownership or operation of the CATV Operations on and after the Closing Date (collectively, "Seller Damages").

        (b) Notwithstanding the above, Seller shall not be entitled to recover for and agrees not to assert any claim for Seller Damages on account of any cause of action attributable to any of the matters referenced in clauses (i) or
(ii) of Section 10.04(a) unless Seller shall have delivered to Buyer, within the applicable period of survivability set forth in Section 10.01 hereof, written notice specifying the basis for such claim and Seller's good faith estimate of the amount thereof. The procedures set forth in Section 10.03 shall apply to this Section

10.04, except that Buyer shall have the rights and obligations of Seller, and Seller shall have the rights and obligations of Buyer, set forth in such Section.

                         (c)  Notwithstanding any other provision of this
Agreement, no Affiliate of Buyer and no director, officer or employee or owner of Buyer or of any Affiliate of Buyer shall have any liability to Seller as a result of Buyer's breach of any representation, warranty, covenant or agreement contained herein, and Buyer's liability under clause (i) of Section 10.04(a) shall be limited to $8,030,000.

                10.05. Administrative Expense. In the event that Buyer shall have a claim against Seller allowed under Section 11.03 hereof following the commencement of the Bankruptcy Proceeding, Seller acknowledges and agrees that such claim shall constitute an administrative expense under Section 503 of the Bankruptcy Code.


                                   ARTICLE XI

                                  TERMINATION

                11.01. Methods of Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time prior to, but not after, the occurrence of the Closing, as follows:

                         (a)  By the mutual written consent of Buyer and
Seller;

                         (b)  By Buyer upon written notice to Seller pursuant
to Section 1.07(d) hereof;

                         (c)  By Buyer (if not then in material breach or
material default of this Agreement) on or after the Walkaway Date (or the Extended Walkaway Date, if applicable, or the Bankruptcy Walkaway Date, if applicable), upon written notice to Seller;

                         (d)  By Seller upon written notice to Buyer pursuant
to Section 1.07(c) hereof; or

                         (e)  By Seller (if not then in material breach or
material default of this Agreement) on or after the Walkaway Date (or the Extended Walkaway Date, if applicable, or the Bankruptcy Walkaway Date, if applicable), upon written notice to Buyer.

                         (f)  By Buyer upon written notice to Seller if (i)
the Bankruptcy Court shall by a Final Order deny entry of the Confirmation Order or the Approval Order, as the case may be, and

(ii) no motion seeking an Approval Order, or another Confirmation Order or Approval Order, shall be filed within 10 days after the denial of the Confirmation Order or the Approval Order, as the case may be.

        (g) By Seller upon written notice to Buyer if the Bankruptcy Court shall by a Final Order deny entry of a Confirmation Order providing for the sale of the Sale Assets to Buyer.

        (h) By Buyer, upon written notice to Seller, if, prior to any termination of this Agreement, Seller shall have agreed to sell all or any material portion of the Sale Assets to any person other than Buyer (or any affiliate of, or person acting in concert with, Buyer), it being understood that this provision shall in no way limit Seller's covenants and agreements under Sections 5.07, 5.11 or 11.03 of this Agreement.

    11.02. Procedure upon Termination. In the event of termination of this Agreement by Buyer or Seller, or both, pursuant to either Section 1.07 or
Section 11.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated and abandoned as provided herein:

        (a) Each party shall redeliver or destroy all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

        (b) All confidential information received by either party hereto with respect to the business of the other party or any of its Affiliates shall be treated in accordance with Sections 13.07 and 13.08 hereof; and

        (c) Neither party hereto shall have any further obligation or liability to the other party to this Agreement except (i) as stated in subparagraphs (a) and (b) of this Section 11.02, (ii) as otherwise provided in
Section 1.07 hereof, and (iii) as otherwise provided in Section 11.03 hereof.

        (d) Upon termination of this Agreement, except as provided in Section 1.07(c), Buyer shall be entitled to the Escrow Fund and Buyer and Seller shall instruct the Escrow Agent to pay the Escrow Fund to Buyer.

    11.03. Topping Fee. If this Agreement is terminated pursuant to Section 11.01(h) following the commencement of the Bankruptcy Proceeding or the Bankruptcy Court shall have granted a person other than Buyer (or any affiliate of, or person acting in concert with, Buyer) the right to purchase all or substantially all of the Sale
Assets, and (in either such event) Buyer shall have been ready, able and willing to consummate the Closing hereunder subject to and upon the fulfillment of the Closing conditions set forth in Article VIII hereof (other than such of those Article VIII Closing conditions, if any, as Buyer may have waived, it being hereby agreed that nothing in this Section 11.03 shall be construed to require Buyer to have waived any of those Closing conditions), then Seller shall pay to Buyer, in consideration of the expenses to be incurred by Buyer in pursuing the transactions contemplated by this Agreement (and as full liquidated damages hereunder, notwithstanding any of the other terms or provisions hereof), a fee of $5,000,000 in immediately available funds, which fee shall be paid by Seller to Buyer upon the closing of the sale of the Sale Assets to any such third person.


                                  ARTICLE XII

                      HOLDOVER ASSETS; SUBSEQUENT CLOSING

                If on the Closing Date, before giving effect to this Article XII, there are any Holdover Assets, then, notwithstanding any other provision of this Agreement, the following provisions shall apply:

                12.01.  Closing.

                         (a)     At the Closing, Seller shall sell and assign
to Buyer, and Buyer shall purchase and acquire from the Seller, all of the Sale Assets except for the Holdover Assets. From and after the Closing, Seller shall retain title to and ownership of the Holdover Assets, and, subject to the terms and conditions in this Article XII, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, the Holdover Assets in accordance with the terms of this Article XII.

                         (b)     The amount payable by Buyer to Seller pursuant
to Section 1.03(b) and 7.07 shall be reduced by the amount that Buyer is required to deposit in escrow pursuant to Section 12.01(e).

                         (c)     All conveyancing documents, certificates,
opinions, and other documents contemplated by this Agreement to be delivered at the Closing shall be in the form and substance provided for in this Agreement, with such modifications as are necessary or appropriate to reflect the provisions of this Article XII and to relate only to the Sale Assets being purchased by Buyer at the Closing.

        (d)     The Escrow Amount shall be disbursed in the manner provided in
Section 1.07(b).

        (e) Buyer and Seller shall negotiate in good faith and at the Closing shall enter into and deliver the Holdover Assets Escrow Agreement in form and substance mutually and reasonably satisfactory to Buyer and Seller (with such modifications thereto as may reasonably be requested by the Holdover Assets Escrow Agent to grant it a security interest in the Holdover Assets Escrow Fund, subject to the rights of Seller under this Agreement) pursuant to which Buyer shall deliver to the Holdover Assets Escrow Agent, by wire transfer of immediately available funds, an amount equal to the product of (A) the number of EBS's set forth next to the name of each Holdover Franchise Area on
Schedule 3.18 (regardless of any change in the number of EBS's in that Franchise Area between May 15, 1996 and the Closing Date) times (B) the Purchase Price divided by the total number of EBS's on Schedule 3.18. The Holdover Assets Escrow Fund shall be held in escrow pursuant to the terms of this Agreement and the Holdover Assets Escrow Agreement.

        (f) Buyer and Seller shall negotiate in good faith and at the Closing shall enter into and deliver the Holdover Assets Management Agreement in form and substance mutually and reasonably satisfactory to Buyer and Seller (with appropriate modifications to the extent required to comply with any CATV Instrument included among or relating to the respective Holdover Assets), whereby Buyer shall assume responsibility for the management of the Holdover Assets, and shall be entitled to all revenues (and shall be responsible for all operating expenses) of the Holdover Assets, subject in all respects to the terms and provisions of the Holdover Assets Management Agreement.

        (g) Buyer and Seller shall negotiate in good faith and at the Closing shall enter into and deliver such other additional documentation that is necessary or desirable to effect the intents and purposes of this Article XII, such documentation to be in form and substance mutually and reasonably satisfactory to Buyer and Seller.

    12.02. Subsequent Closing. At all times from and after the Closing, Buyer and Seller shall cooperate in obtaining any Transfer Consents that are necessary for Seller's sale and transfer of the Holdover Assets to Buyer, and the agreements and obligations of Buyer and Seller under Sections 5.02, 5.05,
6.02 and 6.05 shall be fully applicable in seeking such Transfer Consents after the Closing. Seller shall give to Buyer written notice of the receipt of any such Transfer Consents after Closing. As soon as practicable after all Transfer Consents necessary for Seller's sale and transfer of the respective Holdover Assets (but with respect to the CATV Instruments included therein, only the Material CATV Instruments) associated with any Hold-over Franchise Area have been obtained, on a date to be agreed to between Buyer and Seller (or, if Buyer and Seller shall fail to agree, on the first Business Day that is at least ten (10) Business Days after all such Transfer Consents have been obtained), a closing shall be held at which Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from the Seller, the respective Holdover Assets associated with such Holdover Franchise Area, in accordance with the following provisions:

        (a) At such closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the Holdover Assets associated with such Holdover Franchise Area, as evidenced by bills of sale and assignment and assumption agreements in form and substance similar to those delivered by the parties at the Closing;

        (b) At such closing, Seller shall be obligated to deliver to Buyer the above-described Transfer Consents applicable to the respective Holdover Assets (but with respect to the CATV Instruments included therein, only the Material CATV Instruments) being sold, transferred and assigned to Buyer at such closing. The Closing conditions set forth in Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.11, 7.12, 7.14, 8.01, 8.02 (except as to changes resulting from
Buyer's management of such Holdover Assets), 8.03, 8.04, 8.05, 8.11, 8.12, 8.15 and 8.17 shall apply to such closing insofar as such conditions relate to the respective Holdover Assets being transferred and assigned to Buyer at such closing. None of the other closing conditions of Buyer and Seller in Articles VII and VIII shall apply to such closing; provided that insofar as any such condition would not have been fulfilled as of the Closing Date with respect to those Holdover Assets in the event that those Holdover Assets had been sold, transferred and assigned on that date as part of the Sale Assets, then such condition shall be required to be fulfilled in that respect as of such later closing.

        (c) At such closing, Buyer and Seller shall execute and deliver certificates, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Article XII and to relate only to the Holdover Assets being purchased by Buyer at such closing.

        (d) Upon such closing, the Holdover Assets Management Agreement shall be automatically terminated with respect to the respective Holdover Assets that are transferred at such closing.

        (e) At such closing, Buyer and Seller shall direct the Holdover Assets Escrow Agent to disburse to Seller, as the purchase price for the respective Holdover Assets being sold and transferred on such date, a dollar amount equal (subject to

Section 12.02(f) below) to the product of (A) the number of EBS's (as reflected as hereinbefore specified on Schedule 3.18) in each Holdover Franchise Area in respect of which the associated Holdover Assets are being sold and transferred on such date times (B) the Purchase Price divided by the total number of EBS's on Schedule 3.18. All interest and proceeds earned to such closing date on any portion of the Holdover Assets Escrow Fund being so disbursed shall, to the extent not previously distributed to Seller in accordance with the Holdover Assets Escrow Agreement and except as otherwise provided in Section 12.02(f) below, be disbursed therewith to Seller.

        (f) Upon the Holdover Assets Escrow Agent's disbursement to Seller of the purchase price for the respective Holdover Assets being sold and transferred on any Holdover Assets closing date, Buyer and Seller shall cause the Holdover Assets Escrow Agent to deduct from such purchase price a sum equal to five percent thereof and to deposit that sum into the Indemnification Fund, to be held therein and disbursed therefrom subject to the terms and provisions of this Agreement and the Indemnification Escrow Agreement.

    12.03. Final Closing. If on the first anniversary of the Closing Date there shall remain any Holdover Assets that have not been sold or assigned to Buyer pursuant to this Article XII, then on the fifth (5th) Business Day after that first anniversary - and subject to the fulfillment by Buyer or Seller (as the case may be) of the same closing conditions that would be required to be fulfilled with respect to a closing pursuant to Section 12.02 (except that Buyer shall be deemed to have waived any condition that any Franchise Transfer Consent applicable to such remaining Holdover Assets shall have been obtained and delivered) (and, in the event of the non-fulfillment of any of such conditions on the 5th Business Day after that first anniversary, then upon the 3rd Business Day after the initial fulfillment thereof subsequent to such 5th Business Day) - Buyer shall purchase from Seller, and Seller shall sell, assign and otherwise transfer to Buyer, such remaining Holdover Assets, in accordance with the following provisions of this Section 12.03. At such closing:

        (a) Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of the remaining Holdover Assets, as evidenced by bills of sale and assignment and assumption agreements in form and substance similar to those delivered by the parties at the Closing;

        (b) Buyer and Seller shall execute and deliver certificates, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Article XII and to apply only to the Holdover Assets being purchased by Buyer at such closing.

        (c)      The Holdover Assets Management Agreement shall be terminated.

        (d) (i) Buyer and Seller shall direct the Holdover Assets Escrow Agent to disburse to Seller, as the purchase price for the respective Holdover Assets being sold and transferred on such date, a dollar amount equal (subject to Section 10.03(e) below) to the product of (A) 85% times (B) the number of EBS's (as reflected as hereinbefore specified on Schedule 3.18) in each Holdover Franchise Area in respect of which the associated Holdover Assets are being sold and transferred on such date times (C) the Purchase Price divided by the total number of EBS's shown on Schedule 3.18, (ii) Buyer and Seller shall direct the Holdover Assets Escrow Agent to disburse to Seller all interest and proceeds earned to such closing date on any portion of the Holdover Assets Escrow Fund being so disbursed to Seller, to the extent not previously distributed to Seller in accordance with the Holdover Assets Escrow Agreement, and (iii) Buyer and Seller shall direct the Holdover Assets Escrow Agent to disburse to Buyer the remaining balance in the Holdover Assets Escrow Fund.

        (e) Buyer and Seller shall direct the Holdover Assets Escrow Agent to deduct from the purchase price disbursed to Seller pursuant to Section 10.03(d)(i) above a sum equal to five percent thereof and deposit that sum into the Indemnification Fund, to be held therein and disbursed therefrom subject to the terms and provisions of this Agreement and the Indemnification Escrow Agreement; provided, however, that Buyer shall have no indemnification claim against Seller hereunder with respect to any Buyer Damages attributable to any failure to obtain any Franchise Transfer Consent relating to the Holdover Assets sold and transferred to Buyer pursuant to this Section 10.3.

    12.04. Indemnification. With respect to Buyer's indemnification rights under Article X hereof, and in consideration of Buyer's right to manage the Holdover Assets under the Holdover Assets Management Agreement from and after the Closing Date, the parties hereby acknowledge their intent to apply to any Buyer claim in respect of any Holdover Asset acquired by Buyer hereunder (i) the same period of indemnification that would have been afforded with respect thereto had those assets been purchased by Buyer on the original Closing Date or (ii) a period of indemnification ending 120 days after the respective closing date on which the respective Holdover Assets were purchased by Buyer, whichever such period shall last expire (referred to in this Section 12.04 as the "last indemnification period"). Accordingly, for purposes of determining the applicable period of survivability with respect to any representation, warranty or covenant relating to any Holdover Asset, the closing date on which any Holdover Asset is sold and transferred to Buyer in accordance with this
Article XII shall (regardless of the actual date thereof) be deemed to have been the original Closing Date on which the Sale Assets (other than the Holdover Assets) shall have been sold and transferred to Buyer hereunder; provided that if such period of survivability shall have expired (or would expire) prior to the 120th day after such Holdover Asset closing date, then such period shall be deemed extended (as to that Holdover Asset) to such 120th day after such Holdover Asset closing date; and provided further that neither Buyer nor Seller shall have any right to file or otherwise pursue any claim on account of any breach of any representation, warranty or covenant with respect to such Holdover Asset except (if the claim shall not have been otherwise resolved) by the respective claimant's (i) giving the other party hereto written notice of such claim prior to the expiration of the last indemnification period, which notice shall specify (insofar as reasonably practicable) the basis and amount of such claim, and (ii) commencing a formal proceeding with respect thereto in a court of law before the expiration of the 120-day period immediately following such last indemnification period.

                12.05. Good Faith Negotiations. Buyer and Seller shall negotiate in good faith any other changes to this Agreement necessary or appropriate to effectuate the intent of this Article XII, including with respect to Section 5.06.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

                13.01. Amendment and Modification. This Agreement may be amended or modified only by a written agreement executed by Seller and Buyer.


                13.02. Waiver of Compliance. Any breach by Seller, on the one hand, or by Buyer, on the other, of any obligation, covenant, agreement or condition herein may be waived only in writing and then only if such writing is signed by the President, any Vice President or any other officer of Buyer or the President and Chief Executive Officer of Seller, respectively, but such waiver of, or any failure to insist upon strict compliance with, any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach.

                13.03. Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, except as otherwise expressly provided herein, Seller agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it and Buyer agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, including, without limitation as





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
to Seller or Buyer, all fees of financial advisors, counsel and accountants; provided, that the parties shall share equally (and each shall pay one-half of) any and all (i) HSR Act and other governmental and regulatory filing fees incurred by either party (except as provided in Section 5.02) and (ii) out-of-pocket costs and expenses paid by Seller to any environmental engineering firm for such firm's preparation of any Phase I environmental reviews requested by Buyer with respect to any parcel of Real Property. All sales (excluding any applicable bulk sales taxes, including without limitation any Indiana or Kentucky bulk sales taxes, all of which shall be paid by Seller), recording, transfer and other taxes which may be payable in connection with the transactions contemplated by this Agreement shall be paid by the respective party required to pay same by the laws of the Commonwealth of Kentucky or the State of Indiana (as applicable).

    13.04. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, on the date so delivered, and if given by mail, on the date actually received, and shall be addressed as follows:

        (a)  if to Seller, to:

             American Cable Entertainment of Kentucky-Indiana, Inc. Attention:
             Mr. Bruce A. Armstrong, President and Chief Executive Officer Four Landmark Square, Suite 302 Stamford, CT 06901

             with complete copies under separate cover to each of the following:

             Mr. Day L. Patterson, Sr. Vice President and General Counsel American Cable Entertainment Four Landmark Square, Suite 302 Stamford, CT 06901

             Stanley E. Bloch, Esq. Baer Marks & Upham, LLP 805 Third Avenue New York, NY 10022

or to such other person or address as Seller shall furnish to Buyer in writing by means of a notice that shall comply with the terms of this Section 13.04; and

xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx





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
        (b)  If to Buyer, to:

             FrontierVision Operating Partners, L.P. Attention: Mr. James C. Vaughn, President and Chief Executive Officer 1777 South Harrison Street, Suite P-200 Denver, CO 80210

             with a complete copy under separate cover to:

             Leonard J. Baxt, Esq. Dow, Lohnes & Albertson 1200 New Hampshire Avenue, N.W. Suite 800 Washington, D.C. 20036

or to such other person or address as Buyer shall furnish to Seller in writing by means of a notice that shall comply with the terms of this Section 13.04. For purposes of this Section 13.04, delivery by overnight courier (e.g., Federal Express) shall be deemed to be delivery by hand.

    13.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither party to this Agreement shall have any right to assign or otherwise transfer (in whole or in part) any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party hereto, except that Seller shall and hereby does consent to the assignment by Buyer of its rights under Article X hereof to its lender(s) and/or any person to whom Buyer sells all or any material part of the Sale Assets or CATV Systems.

    13.06. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or other entity, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

    13.07. Confidentiality. Buyer and Seller each agree to keep confidential and to cause their respective employees, counsel, accountants and other representatives to keep confidential, the terms and provisions of this Agreement as well as all non-public documents and other non-public information and data delivered pursuant hereto, whether written or oral, relating to Seller, Buyer or any of the CATV Operations. If the sale transaction contemplated hereby is not consummated for any reason whatsoever, then Buyer or Seller shall return to the other all documents and other information and data obtained from Seller or

Buyer, as the case may be, and/or any of their respective employees, counsel, accountants or representatives and each of Buyer and Seller shall destroy all summaries, notations, analyses and other reports prepared by or for Buyer or Seller which incorporate or are based upon any of such documents, information or data. Nothing herein contained shall prevent Buyer or Seller from delivering any documents, information or data relating to Seller, Buyer or any of the CATV Operations (i) in connection with any legal proceeding to which it is a party (or otherwise pursuant to a subpoena), (ii) to Buyer's or Seller's consultants, advisors, counsel, accountants, lenders and investors provided that Buyer or Seller shall take appropriate precautions to assure that any such documents, information and data shall be and remain subject to the provisions of this Section 13.07, or (iii) in connection with any public offering of any debt or equity securities of Buyer or of any Affiliate of Buyer.

    13.08. Publicity. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Seller's employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable law, neither Seller nor Buyer shall make any such release, announcement or statement without the prior written consent and approval of the other, which consent and approval shall not be unreasonably withheld.

    13.09. Interpretation. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Each of Seller and Buyer acknowledges that it has actively participated in the preparation, drafting and review of this Agreement, and each party hereby waives any claim that this Agreement or any provision hereof (or any Exhibit or Schedule hereto) is to be construed against the other party hereto as the draftsperson thereof.

    13.10. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered on or after the date hereof by or on behalf of either party hereto to the other party hereto pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior documents, agreements (including, without limitation, that certain letter agreement between Seller and Buyer dated January 30, 1996), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by or on behalf of either party hereto or any officer, employee, representative or agent of either party hereto.

                13.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                13.12. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws. Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement. Each party agrees to submit to personal jurisdiction and to waive any objection as to venue in the County of New York, State of New York, and further agrees that service of process on it in any action arising out of or relating to this Agreement shall be effective if mailed to it at its respective address listed in Section 13.04 hereof.

                13.13. Specific Performance. Both Buyer and Seller agree that damages would be an inadequate remedy for breach by Seller of its representations, warranties, covenants and obligations set forth in this Agreement, and that Buyer may have specific performance as a remedy for any breach by Seller of its obligations under this Agreement. Neither this Section
13.13 nor any other provision of this Agreement shall limit Buyer's remedies at law or in equity.

                13.14. Attorneys' Fees. In any action or proceeding brought by a party to the Agreement to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorney's fees, in connection with that action or proceeding and including all appellate proceedings.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                             AMERICAN CABLE ENTERTAINMENT
                                             OF KENTUCKY-INDIANA, INC.


                                             By:      /s/ Bruce A. Armstrong
                                                      -------------------------
                                                      Bruce A. Armstrong,
                                                      President and CEO

ATTEST:

/s/ Day L. Patterson
- ---------------------------
Day L. Patterson,
Secretary

                                           FRONTIERVISION OPERATING
                                           PARTNERS,
                                           L.P.

                                           By:      FrontierVision Partners,
                                                    L.P., its general partner

                                           By:      FVP GP, L.P., its general
                                                    partner

                                           By:      FrontierVision Inc., its
                                                    general partner

                                           By:      /s/ James C. Vaughn
                                                    -------------------------
                                                    James C. Vaughn,
                                                    President

ATTEST:

/s/ Jack S. Koo
- -------------------------
     Secretary






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